EXHIBIT 10.1
EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

LEIDOS ENGINEERING, LLC

as Seller

and

GREENLEAF POWER CONSOLIDATED, LLC

as Buyer

and

PLAINFIELD RENEWABLE ENERGY, LLC

dated as of

March 24, 2015

4845-1883-2418.2

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of March 24, 2015 (this “Agreement”), is made and entered into by and among Greenleaf Power Consolidated, LLC, a Delaware limited liability company (“Buyer”), whose address is 2600 Capital Avenue, Sacramento, CA 95816, Leidos Engineering, LLC, a Delaware limited liability company (“Seller”), whose address is 11951 Freedom Drive, Reston, Virginia 20190, and Plainfield Renewable Energy, LLC, a Delaware limited liability company (“PRE”), whose address is 11951 Freedom Drive, Reston, Virginia 20190. Each of Seller and Buyer is, individually, a “Party,” and, collectively, they are referred to as the “Parties.”
RECITALS
A.    Seller is an indirect, wholly-owned subsidiary of Leidos, Inc., a Delaware corporation (“Parent”).
B.    Seller owns all of the outstanding Ownership Interests (the “LRE Membership Interest”) in Leidos Renewable Energy, LLC, a Delaware limited liability company (“LRE”).
C.    LRE owns all of the outstanding Ownership Interests (the “PRE Holdings Membership Interest”) in Plainfield Renewable Energy Holdings, LLC, a Delaware limited liability company (“PRE Holdings”, and together with LRE and PRE, the “Acquired Companies”, and each sometimes referred to herein as an “Acquired Company”).
D.    PRE Holdings owns all of the outstanding Ownership interests (the “PRE Membership Interest”) in PRE.
E.    As a material inducement to Buyer to enter into this Agreement, concurrently with the execution of this Agreement, Parent, has issued and delivered a guarantee, in the form attached hereto as Exhibit A (the “Parent Guarantee”), in favor of Buyer with respect to the obligations of Seller arising under, or in connection with, this Agreement.
F.    Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the LRE Membership Interest, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Terms Defined. Except as otherwise expressly provided in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:
“Acquired Companies” and “Acquired Company” have the meaning set forth in Recital B hereto.

“Acquired Company Intellectual Property” has the meaning set forth in Section 3.11(b).
“Actual Knowledge” means the actual knowledge of those Persons listed in Section 1.1(a) of the Disclosure Schedules without inquiry or investigation.
“Adjustment Resolution Period” has the meaning set forth in Section 2.4(c).
“Adjustment Review Period” has the meaning set forth in Section 2.4(c).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; with the term “control” (including the related term “controlled”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble and includes the Disclosure Schedules and the other Schedules and Exhibits hereto, all as may be amended from time to time in accordance with the provisions hereof.
“Annual Threshold Amount” means, for purposes of Section 2.6, the following amount for each Earnout Year as set forth below:
Earnout Year    Annual Threshold Amount
2015 through 2019    $15,500,000
2020 through 2024    $16,500,000
2025 through 2028    $17,500,000
Notwithstanding the foregoing, for the 2015 Earnout Year, the Annual Threshold Amount shall be the amount obtained by multiplying $15,500,000 by a fraction, the numerator of which is the number of days left in calendar year 2015 commencing on the first day after the Closing Date and the denominator of which is three hundred sixty-five (365).
“ARRA” means the American Recovery and Reinvestment Act.
“As Built Survey” has the meaning set forth in Section 5.15(c).
“Assets” means, with respect to any Acquired Company, all right, title and interest of such Acquired Company in and to assets and rights of any kind, whether tangible or intangible, real or personal, including land and properties (or interests therein, including rights of way, leaseholds and easements), buildings, equipment, machinery, improvements, fixtures, Contracts, Environmental Attributes, solar data, reports, plans (including design and engineering plans) and studies (including those related to interconnection, environmental, cultural, resource and market matters), Governmental Orders, intellectual property, inventory, books and records, proprietary rights, return and other rights under or pursuant to all warranties, representations and guarantees, cash, accounts receivable, deposits and prepaid expenses.

“Assistance Agreement” has the meaning set forth in Section 3.17(a)(xv).
“Balance Sheet” has the meaning set forth in Section 3.6.
“Balance Sheet Date” has the meaning set forth in Section 3.6.
“Base Price” has the meaning set forth in Section 2.2.
“Biomass Fuel” means fuel used at the Facility, including wood from construction and demolitions debris, scrap lumber, forest debris, wood pallets or sustainable wood sources that would otherwise be dumped in landfills, openly burned, or left as fodder for forest fires.
“Bluewater” has the meaning set forth in Section 3.16.
“Books and Records” means all files, documents, instruments, papers, books, reports, records, drawings, tapes, microfilms, photographs, letters, budgets, ledgers, journals, title policies, supplier lists, regulatory filings, compliance records, engineering design plans, blueprints and as built plans, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), financial statements, Tax Returns and related work papers and letters from accountants, budgets, ledgers, journals, minute books, membership interest certificates and books, membership interest transfer ledgers, Contracts, permits, orders, governmental approvals, internal and external correspondence and other documents relating to the operation of the Facilities (including correspondence with contractors, customers, suppliers, vendors and the like), and other similar materials that, in all such cases, are related to the business and the assets and the operations of the Acquired Companies, in whatever form (including electronic).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Connecticut are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnified Party” has the meaning set forth in Section 7.2.
“Buyer Specified Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3 and Section 5.13(a).
“CapEx Amount” means, for each Earnout Year, an amount equal to aggregate capital expenditures actually made or incurred by PRE in such Earnout Year with respect to the acquisition, upgrading or improvement of the Facility, or component parts thereof or equipment used therein, but excluding operating expenditures, including on ordinary course repairs or maintenance, all as accrued in accordance with GAAP.
“Cash” means the cash and cash equivalents of the Acquired Companies (including any restricted cash or any cash held as collateral or as a refundable deposit by any other Person), as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.
“Casualty Loss” has the meaning set forth in Section 5.14(a).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration.
“Closing” has the meaning set forth in Section 2.5.
“Closing Date” has the meaning set forth in Section 2.5.
“Closing Payment” means the Base Price plus the Estimated Net Adjustment Amount (if the Estimated Net Adjustment Amount is positive) or minus the Estimated Net Adjustment Amount (if the Estimated Net Adjustment Amount is negative).
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of September 2, 2014, between Buyer and Leidos Constructors, LLC.
“Consent Order” has the meaning set forth in Section 6.2(l).
“Contract” means any written or oral contract, agreement, binding arrangement, bond, deed of trust, note, credit or loan agreement, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, binding undertaking or other agreement that is legally binding of any kind (whether written or oral and whether express or implied)
“Credit Agreement” means the Credit Agreement substantially in the form attached hereto as Exhibit B to be entered into at Closing between PRE and Parent.
“Current Assets” means the following line items reflected on the Balance Sheet: Trade Receivables, Prepaid Taxes, Prepaid Insurance (but only to the extent the same are for direct insurance coverage of PRE that will continue in place after the Closing for the period of time relating to the accrual), Spare Parts Inventory and Fuel Inventory, but excluding (a) Cash, (b) deferred Tax assets and any Tax credits; and (c) amounts receivable from any Acquired Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, all as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means the following line items reflected on the Balance Sheet: Accounts Payable and Accrued Expenses, but excluding (a) amounts payable to from any Acquired Company’s Affiliates, directors, managers, employees, officers or members, or any of their respective Affiliates, (b) deferred Tax liabilities, and (c) the current portion of any Indebtedness, all as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end. Current Liabilities shall not include any of the payment obligations of Seller described in Section 5.20 with respect to amounts owing to Bluewater under the Bluewater Services Agreement for the period ending on the Closing Date.
“Data Room” means the electronic documentation site at https://vector.leidos.com/sites/Diamond/Project%20Aurora/Forms/AllItems.aspx established by Leidos, Inc., a CD-ROM copy of which has been delivered to Buyer within three (3) Business Days after the Parties’ execution of this Agreement.
“Deductible” has the meaning set forth in Section 7.4(a).
“Direct Claim” has the meaning set forth in Section 7.5(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
“Disputed Adjustment Amounts” has the meaning set forth in Section 2.4(d).
“Disputed Earnout Amounts” has the meaning set forth in Section 2.6(d).
“Dollars” or “$” means the lawful currency of the United States.
“Drop Dead Date” means October 1, 2015, subject to extension pursuant to Section 5.14(d).
“Earnout Payment” has the meaning set forth in Section 2.6.
“Earnout Resolution Period” has the meaning set forth in Section 2.6(c).
“Earnout Review Period” has the meaning set forth in Section 2.6(b).
“Earnout Statement” has the meaning set forth in Section 2.6(b).
“Earnout Year” means, for purposes of Section 2.6, (a) for the first year, the remaining portion of calendar year 2015 beginning on the first day after the Closing Date and ending on December 31, 2015, and (b) thereafter, each full calendar year beginning with calendar year 2016 and ending with calendar year 2028.
“Effective Time” means 11:59 p.m. (Connecticut time) on the Closing Date.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (29 U.S.C. § 1002(3)), as amended, and the rules and regulations promulgated thereunder, and any plan providing benefits or compensation to employees, leased employees or independent contractors or any dependents or beneficiaries thereof, including any bonus, incentive compensation, deferred compensation, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, severance, or individual life, health, accident, disability, workmen’s compensation or other insurance, plan, practice, policy or arrangement of any kind, whether written or oral, and whether or not tax-qualified within the meaning of Section 401 of the Code. For purposes of this Agreement, “Employee Benefit Plan” shall include those plans that are established or maintained by any Acquired Company or an ERISA Affiliate (and any predecessor, firm, corporation, or other organization or any third party), which plans are in existence at the Closing Date or at any time within the six (6) year period prior thereto, or to which any Acquired Company or an ERISA Affiliate contributes or has contributed on behalf of any employee, former employee, manager, officer or director (or any beneficiary thereof) within the six (6) year period preceding the Closing Date.
“Encumbering Leases” has the meaning set forth in Section 3.10(c).
“Encumbrance” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, imposition, encroachment, option, right of others, deed of trust, hypothecation, restriction (whether on voting, sale, transfer, disposition, or otherwise), charge, easement, covenant, right-of-way, reservation, title defect, adverse title matter or other encumbrance or restriction of any kind, or the interest of a vendor, lessor or other similar party under any conditional sale agreement, capital lease or other title retention agreement relating to any asset or any other contract to give any of the foregoing.
“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of any Acquired Company.
“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq., including applicable provisions of the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. or its implementing regulations.
“Environmental Notice” means any demand, notice of violation or infraction, or similar notice (written or oral) regarding the actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, registration, exemption, decision or other form of governmental permission required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means a Person that is treated as a single employer with the Acquired Companies for purposes of Section 414(b) or 414(c) of the Code.
“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).
“Estimated Net Adjustment Amount” has the meaning set forth in Section 2.4(a).
“Facility” means the 37.5 megawatt Biomass Fuel power generation facility owned and operated by PRE, located at 12 Mill Brook Road, Plainfield, Connecticut 06374 and its related Assets.
“Facility Information Technology” means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, data, and all other information technology equipment and computer systems currently owned, leased or licensed by any Acquired Company and used in the operation or maintenance of the Facility or Assets.
“FERC” means the Federal Energy Regulatory Commission.
“Final Closing Statement” has the meaning set forth in Section 2.4(e).

“Financial Statements” has the meaning set forth in Section 3.6.
“FIRPTA Certificate” has the meaning set forth in Section 2.3(b)(iii).
“FPA” means the United States Federal Power Act, as amended.
“Free Cash Flow” means, with respect to each Earnout Year, (a) PRE’s earnings before interest, taxes, depreciation and amortization (EBITDA) calculated in accordance with GAAP in a manner consistent with PRE’s past practice, (b) plus an amount equal to any costs incurred by PRE related to the refinancing of the Note to the extent such costs have been taken into account in the calculation of EBITDA in such Earnout Year, and (c) less the CapEx Amount for such Earnout Year. Notwithstanding the foregoing, for the 2015 Earnout Year, Free Cash Flow shall be calculated only for the period commencing on the first day after the Closing Date and ending on December 31, 2015. In calculating Free Cash Flow for any Earnout Year, to the extent Buyer or PRE includes in such calculation any allocation of costs or expenses (including fixed management fees or overhead cost allocations) charged by any Affiliate of PRE (excluding any direct charges for goods or services provided to PRE by an Affiliate of PRE, costs of labor provided by an Affiliate of PRE providing operations and maintenance services, costs of group insurance premiums and related charges and expenses purchased by an upstream Affiliate of PRE and allocated to PRE as plant specific costs, and goods and materials purchased in bulk by an upstream Affiliate of PRE and allocated to PRE as plant specific costs), such allocation may not exceed reasonable and customary charges for goods actually provided or services actually rendered to PRE during such Earnout Year; and in any event, any such allocated costs or expenses (i) shall be calculated and applied on a consistent basis with similar costs allocated by Buyer to its other Affiliates, and (ii) may not exceed three percent (3%) of PRE’s revenues for such Earnout Year.
“GAAP” means United States generally accepted accounting principles as in effect from time to time consistently applied.
“Good Industry Practices” means, with respect to the Facility, any of the practices, methods and acts generally engaged in or approved by a significant portion of the electric power generation industry operating biomass fuel power generation facilities during the relevant time period that, in the exercise of reasonable judgment in light of the applicable manufacturer’s recommendations and the facts known or that reasonably should have been known at the time the decision was made, would reasonably have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Industry Practices are intended to consist of practices, methods or acts generally accepted for biomass fuel power generation facilities in the region where the Facility is located, and are not intended to be limited to optimum practices, methods or acts to the exclusion of all others.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Material” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived product, radon, radioactive material or waste, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation or polychlorinated biphenyls.
“Higher Tier Owner” means, with respect to a Person that is purported to be a Qualified Person, an entity that owns, directly or indirectly, an interest in such Person that is purported to be a Qualified Person and that is (i) classified for federal income Tax purposes as a domestic corporation (within the meaning of Code Sections 7701(a)(3) and 7701(a)(4)), (ii) a C corporation, and (iii) not exempt from Tax.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to each Acquired Company, without duplication, (a) the principal, prepayment or other premium (if any) and accrued interest in respect of indebtedness of such Acquired Company for money borrowed (including any Intercompany Debt), whether or not evidenced by notes, debentures, bonds or other similar instruments and for the payment of which such Acquired Company is responsible or liable, directly or indirectly, either severally or jointly with any other Person, (b) all obligations of such Acquired Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Acquired Company and all obligations of such Acquired Company under any title retention agreement (but excluding trade accounts payable and other accrued current Liabilities arising in the ordinary course of business, consistent with past practice), (c) all obligations of such Acquired Company under leases required to be capitalized in accordance with GAAP, (d) all obligations of such Acquired Company for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, other than any letter of credit existing pursuant to such Acquired Company’s obligations under its Connecticut Permit to Construct and Operate (Permit No. 1090904–PCO) or its Standard Electricity Purchase Agreement dated May 8, 2008 with The Connecticut Light & Power Company, (e) all obligations of the type referred to in the foregoing clauses (a) through (d) of any other Person, the payment of which such Acquired Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, either severally or jointly with any other Person; and (f) all obligations of the type referred to in the foregoing clauses (a) through (e) of such Acquired Company or any other Person secured by any Encumbrance on any of the assets of such Acquired Company; provided, however, that “Indebtedness” shall not include any amount that is first due and payable after the Effective Time in respect of any equipment lease of such Acquired Company in respect of which any Encumbrance relating to such equipment lease is included in the Permitted Encumbrances.
“Indemnified Party” has the meaning set forth in Section 7.4.
“Indemnifying Party” has the meaning set forth in Section 7.4.

“Independent Accountants” has the meaning set forth in Section 2.4(d).
“Independent Engineer” means a qualified independent engineering firm reasonably selected by Buyer and the Seller in good faith promptly after the date of the event giving rise to a Casualty Loss (including a Material Casualty Loss).
“Insurance Policies” has the meaning set forth in Section 3.12.
“Intellectual Property” has the meaning set forth in Section 3.11(a).
“Intercompany Debt” means indebtedness incurred or otherwise owing from any Acquired Company, on the one hand, to any of its Affiliates on the other hand.
“Interim Period” means the period from the date hereof until the Closing.
“Inventory” means all Biomass Fuel, supplies, spare parts and other inventories consumed or otherwise used in the operation of the Facility.
“ISO-NE” means ISO New England, Inc.
“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those Persons listed in Section 1.1(a) of the Disclosure Schedules after reasonable and due inquiry and investigation.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, binding administrative interpretation, injunction, other requirement or rule of law of any Governmental Authority.
“Leases” has the meaning set forth in Section 3.10(b).
“Lender’s Policy” has the meaning set forth in Section 5.15(b).
“Loan Agreements” has the meaning set forth in Section 2.6(h).
“LOC Indemnity Agreement” means that certain LOC Indemnity Agreement in the form attached hereto as Exhibit K.
“Losses” means all claims, injuries, lawsuits, liabilities, losses, damages, judgments, causes of action, deficiencies, Taxes, obligations, fines, penalties, costs (including reasonable costs for equipment) and expenses, including the reasonable documented fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, remediation, defense, or settlement of any of the foregoing.
“LRE” has the meaning set forth in Recital B hereto.
“LRE Membership Interest” has the meaning set forth in Recital B hereto.

“Made Available” means the respective materials that were posted to, and not removed from, the Data Room, as of the date hereof.
“Major Casualty Loss” has the meaning set forth in Section 5.14(c).
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the combined business, results of operations, financial condition or assets of the Acquired Companies, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Acquired Companies operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof other than any of the foregoing involving physical damage or destruction to or rendering unusable facilities or properties of the Acquired Companies; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter set forth in the Disclosure Schedules; (vii) any change in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement or pendency of the transactions contemplated by this Agreement; (ix) any natural or man-made disaster or act of God other than any of the foregoing involving physical damage or destruction to or rendering unusable facilities or properties of the Acquired Companies; or (x) any failure by the Acquired Companies to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded). except, in the case of clauses (i), (ii), (iii), (iv), (vi), (vii), (ix), or (x) above, to the extent that any such change, event or effect has a disproportionate effect on the business, assets, properties, financial condition or results of operations of the Acquired Companies, relative to other similarly situated companies.
“Material Contracts” has the meaning set forth in Section 3.9(a).
“Membership Interest Assignment” has the meaning set forth in Section 2.3(b)(i).
“Mortgage” means the Open-End Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits substantially in the form attached hereto as Exhibit D to be executed by PRE and delivered to Seller at Closing for the grant to Parent of a first mortgage over the Real Property that comprises the Facility to secure payment of the Note.
“NDA” has the meaning set forth in Section 5.5.
“NEPOOL” means The New England Power Pool.
“NERC” means the North American Electric Reliability Corporation.

“Net Adjustment Amount” means an amount equal to (i) the amount of Cash as of the Effective Time in excess of the Target Cash Amount (or, if the amount Cash as of the Effective Time is less than the Target Cash Amount, then the amount equal to the Target Cash Amount minus such amount of cash, which shall be a negative number), (ii) minus an amount equal to the Indebtedness as of the Effective Time (after giving effect to the payoff of any Indebtedness at or in connection with Closing), (iii) plus the amount by which the Net Working Capital exceeds the Target Net Working Capital, or minus the amount by which the Net Working Capital is less than the Target Net Working Capital, in either such case as determined in accordance with the provisions of Section 2.4. Based on such definition, the Net Adjustment Amount may be a negative amount. Exhibit G sets forth a sample calculation of the Net Adjustment Amount.
“Net Working Capital” means the amount, determined as of the Effective Time, by which the Current Assets exceed the Current Liabilities. Based on such definition, Net Working Capital may be a negative amount. Exhibit H sets forth a sample calculation of the Net Working Capital.
“Note” means the Promissory Note in the form attached hereto as Exhibit C to be executed by PRE in favor of Parent and delivered to Seller at Closing in accordance with the Credit Agreement.
“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.
“Ownership Interest” means, with respect to any Person, any share, capital stock, partnership, membership or similar interest or other indicia of equity ownership (including, any option, warrant, profits, interests or similar right or right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing) in such Person.
“Owner’s Policy” has the meaning set forth in Section 5.15(a).
“Parent” has the meaning set forth in Recital A hereto.
“Permits” means all permits, licenses, franchises, approvals and authorizations, certificates, franchises, exemption of, or filings or registrations with, or issued by, required to be obtained from, Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pledge Agreement” means the Pledge and Security Agreement substantially in the form attached hereto as Exhibit E to be entered into at Closing by and among PRE Holdings, PRE and Parent for the pledge by PRE Holdings to Parent of the PRE Membership Interest to secure payment of amounts due under the Credit Agreement and the Note.
“PRE” has the meaning set forth in the preamble.
“Pre-Closing Tax Period” shall mean any taxable period that ends on or before the Closing Date.
“PRE Holdings” has the meaning set forth in Recital B hereto.
“PRE Holdings Membership Interest” has the meaning set forth in Recital B hereto.
“Preliminary Closing Statement” has the meaning set forth in Section 2.4(b).
“PRE Membership Interest” has the meaning set forth in Recital B hereto.
“Prepayment” has the meaning set forth in Section 2.6(g).
“Prepayment Notice” has the meaning set forth in Section 2.6(g).
“PURA” means the Connecticut Department of Energy & Environmental Protection Public Utilities Regulatory Authority.
“Purchase Price” has the meaning set forth in Section 2.2.
“Qualified Person” means a Person that meets all the following conditions: (i) the Person is an eligible person under Section 1603 of the ARRA; (ii) the Person is not a Specified Person; and (iii) if the Person is classified as a partnership for federal income Tax purposes, is a another type of pass-through entity (which includes, but is not limited to, a corporation that has elected, pursuant to Code Section 1362, to be an S corporation ), or is a disregarded entity for tax purposes, then no interest in the Person is owned, directly or indirectly, by a Specified Person other than entirely through a Higher Tier Owner.
“Real Property” has the meaning set forth in Section 3.10(b), and includes all buildings, structures, improvements and facilities located thereon and all rights, privileges and appurtenances thereto.
“Recapture Event” means a recapture of any grant made to or for the benefit of any Acquired Company under Section 1603 of the ARRA or any other claim of the U.S. Department of Treasury or any related Governmental Authority of overpayment of any such grant.

“Recapture Period” means the period commencing upon the date the Facility achieved placed-in-service status for federal income tax purposes and ending on the date that is five (5) years from the date the Facility achieved placed-in-service status for federal income tax purposes.
“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Renewable Energy Incentives” means: (i) federal, state, or local tax credits or other tax benefits (such as accelerated depreciation and the federal investment tax credit), or federal, state or local grants, rebates, subsidized financing or any other subsidy, associated with the construction or ownership of the Facility, or the production or sale of electricity from the Facility, and (ii) any other form of incentive that is not an Environmental Attribute and that is available with respect to the Facility.
“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Restoration Cost” has the meaning set forth in Section 5.14(a).
“Schedule Supplement” has the meaning set forth in Section 5.3.
“Security Agreement” means the Assignment and Security Agreement substantially in the form attached hereto as Exhibit F to be entered into at Closing between PRE and Parent for the grant by PRE to Parent of a general security interest in PRE’s personal property to secure payment of amounts due under the Credit Agreement and the Note.
“Seller” has the meaning set forth in the preamble.
“Seller Indemnified Party” has the meaning set forth in Section 7.3.
“Seller Specified Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.5 (first sentence only), Section 3.16, Section 3.17, Section 3.18 and Section 3.27.
“Services Contract” has the meaning set forth in Section 3.16.
“Shared Costs” has the meaning set forth in Section 5.15(d).
“Shortfall Amount” means, for any Earnout Year, the amount determined in accordance with Section 2.6 to be the “Shortfall Amount” as described in Section 2.6(a). The Shortfall Amount for any Earnout Year shall be expressed as a negative dollar amount and shall be cumulative with any Shortfall Amount for any subsequent Earnout Year until such time as an Earnout Payment is finally determined in accordance with Section 2.6 to be due to Seller. Notwithstanding the foregoing,

(i) in no event shall the Shortfall Amount for the first Earnout Year, 2015, exceed $3,000,000 (negative), and (ii) in no event shall the cumulative Shortfall Amount for any subsequent Earnout Year exceed $2,000,000 (negative). The prior existing Shortfall Amount in the first Earnout Year, 2015, shall be zero.
“Special Indemnification Matters” means each of the matters set forth on Section 7.2(c) of the Disclosure Schedules.
“Special Indemnification Work” has the meaning set forth in Section 7.8(a)
“Specified Person” means a Person that is:
(i)    a federal, state, or local government and is not a political subdivision, agency or instrumentality of any of the foregoing;
(ii)    an Indian tribal government, as described in Code Section 168(h)(2)(A);
(iii)    an entity referred to in Code Section 54(j);
(iv)    a real estate investment trust, as defined in Code Section 856;
(v)    a cooperative organization described in Code Section 1381(a);
(vi)    an organization described in Code Section 501(c);
(vii)    exempt from Tax under Code Section 501(a); or
(viii)    a foreign person or entity, as defined in Code Section 168(h)(2)(C).
“Statement of Adjustment Objections” has the meaning set forth in Section 2.4(c).
“Statement of Earnout Objections” has the meaning set forth in Section 2.6(c).
“Straddle Tax Period” shall mean any taxable period that commences on or before and ends after the Closing Date.
“Support Obligations” has the meaning set forth in Section 5.18.
“Target Cash Amount” means $1,800,000; provided that such amount shall be subject to upwards adjustment in accordance with the provisions of Section 2.4(g).
“Target Group Confidential Information” has the meaning set forth in Section 5.23.
“Target Net Working Capital” means $3,000,000.
“Tax Contest” has the meaning set forth in Section 5.12(d).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, together with any interest, additions or penalties with respect thereto.
“Third-Party Claim” has the meaning set forth in Section 7.5(a).
“Title Company” has the meaning set forth in Section 5.15(a).
“Title Policies” has the meaning set forth in Section 5.15(b).
“Transaction Documents” means the Membership Interest Assignment, the Credit Agreement, the Note, the Security Agreement, the Pledge Agreement, the Mortgage and the other agreements and instruments to be executed and delivered at Closing in accordance with the provisions of this Agreement.
“U.S. EPA” has the meaning set forth in Section 3.15(g).
ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances, all right, title and interest in and to the LRE Membership Interest for the Purchase Price.
Section 2.2    Purchase Price. The aggregate purchase price for the LRE Membership Interest (the “Purchase Price”) shall be the sum of (a) $112,500,000 (the “Base Price”), (b) plus the Net Adjustment Amount, and (c) plus any Earnout Payments payable pursuant to Section 2.6.
Section 2.3    Transactions to be Effected at the Closing.
(a)    At the Closing, Buyer shall deliver to Seller:
(i)    $30,937,500 of the Closing Payment, less an amount equal to Seller’s share of the Shared Costs (to the extent such Shared Costs are paid by Buyer on Seller’s behalf at or before Closing) and any other applicable amounts payable by, or charged to, Seller at Closing and less the amount by which the actual amount of PRE’s Cash as of the Effective Time is less than the Target Cash Amount, by wire transfer of immediately available funds to a bank account of Seller designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date;

(ii)    the Note in the principal amount of the balance of the Closing Payment, the Credit Agreement, the Security Agreement and the Mortgage, each duly executed by PRE;
(iii)    the Pledge Agreement, duly executed by PRE Holdings and PRE;
(iv)    the LOC Indemnity Agreement, duly executed by Buyer and PRE; and
(v)    all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.3.
(b)    At the Closing, Seller shall deliver to Buyer:
(i)    an assignment instrument in form and substance reasonably acceptable to Buyer for the sale, assignment and transfer of the LRE Membership Interest to Buyer (the “Membership Interest Assignment”);
(ii)    the Credit Agreement, the Security Agreement, the Pledge Agreement and the LOC Indemnity Agreement, each duly executed by Parent;
(iii)    a certificate pursuant to Section 1445(b)(2) of the Code, providing that Seller is classified for U.S. federal income Tax purposes as a disregarded entity, and that the sole owner of Seller is not a foreign person, substantially in the form provided in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B) (the “FIRPTA Certificate”); provided that in the event that Seller fails to cause such FIRPTA Certificate to be delivered pursuant to this clause (iii) Buyer may make an appropriate withholding to the extent required by Section 1445 of the Code;
(iv)    a certificate, in form and substance reasonably satisfactory to Buyer, executed by an authorized officer or manager of Seller certifying as of the Closing Date (A) a true and correct copy of the certificate of formation of Seller, as amended; (B) a true and correct copy of the limited liability company action of Seller and each Acquired Company authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby; (C) the authority and incumbency of the Representatives of Seller executing this Agreement; (D) true and correct copies of Seller’s and each Acquired Company’s Organizational Documents and (E) a good standing certificate for Seller and each Acquired Company issued by the jurisdiction of its formation, respectively, in each case dated no earlier than ten (10) Business Days prior to the Closing Date;
(v)    appropriate termination statements under the Uniform Commercial Code, and such other documents and instruments (including consents and waivers) as may be reasonably requested by Buyer, evidencing the repayment and otherwise complete satisfaction of all Indebtedness;

(vi)    Books and Records (at Closing or as soon as reasonably practical thereafter) regardless of whether held at the Facilities or held by Seller or an Affiliate of the Acquired Companies;
(vii)    An original of a general release from Seller and Parent, in the form attached hereto as Exhibit J, duly executed by Seller and Parent; and
(viii)    all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.2.
Section 2.4    Purchase Price Adjustment.
(a)    Estimated Closing Statement. At least five (5) Business Days before the Closing Date, based on information reasonably available to Seller, Seller shall prepare and deliver to Buyer a pro forma balance sheet of PRE as of the Effective Time prepared in accordance with GAAP consistent with PRE’s past practice, and, based thereon, a written statement setting forth Seller’s good faith estimate as of the Effective Time of each of the Cash (including after taking into account the provisions of Section 2.4(g)), Indebtedness and Net Working Capital (collectively, the “Estimated Closing Statement”). The Estimated Closing Statement shall be subject to Buyer’s review and approval, not to be unreasonably withheld or delayed; provided, however that if Buyer fails to dispute any portion of the Estimated Closing Statement by no later than two (2) Business Days prior to the Closing, then the portions of the Estimated Closing Statement not objected to shall be deemed to have been approved by Buyer solely for purposes of determining the Closing Payment (the amount of Cash, Indebtedness and Net Working Capital approved or deemed to have been approved by Buyer is referred to herein as the “Estimated Net Adjustment Amount”). For the sake of clarity, any failure on the part of Buyer to dispute any portion of the Estimated Closing Statement shall not limit Buyer’s right to prepare the Preliminary Closing Statement in accordance with Section 2.4(b), including setting forth as of the Effective Time the actual Cash, Indebtedness and Net Working Capital.
(b)    Preliminary Closing Statement; Review. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a balance sheet of PRE as of the Effective Time prepared in accordance with GAAP consistent with PRE’s past practice, and, based thereon, a written statement setting forth as of the Effective Time the actual Cash (including after taking into account the provisions of Section 2.4(g)), Indebtedness and Net Working Capital (collectively, the “Preliminary Closing Statement”). Seller shall have thirty (30) days (the “Adjustment Review Period”) from the date of delivery to it of the Preliminary Closing Statement to review the Preliminary Closing Statement. During the Adjustment Review Period, Seller and Seller’s accountants shall have reasonable access to the books and records of PRE and Buyer and to the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants, in each case solely to the extent that such books, records, personnel and work papers relate to the Preliminary Closing Statement, and Buyer shall respond promptly to reasonable requests by Seller for documents or information to the extent such documents and information are relevant to Seller’s review of the Preliminary Closing Statement; provided, however, that such access and requests by Seller shall be during normal business hours and in a manner that does not unreasonably interfere with the normal business operations of PRE or Buyer.
(c)    Objection and Negotiated Resolution. On or prior to the last day of the Adjustment Review Period, Seller may object to the Preliminary Closing Statement, or any part thereof, by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Adjustment Objections”). If Seller fails to deliver the Statement of Adjustment Objections to Buyer before the expiration of the Adjustment Review Period, the Preliminary Closing Statement and the determinations of Cash, Indebtedness and Net Working Capital set forth therein shall be deemed to have been accepted by Seller and shall be final and binding on Seller and Buyer. If Seller delivers the Statement of Adjustment Objections to Buyer before the expiration of the Adjustment Review Period, Buyer and Seller shall negotiate in good faith to resolve Seller’s objections within thirty (30) days after the delivery of the Statement of Adjustment Objections (the “Adjustment Resolution Period”), and, if the same are so resolved within the Adjustment Resolution Period, the Preliminary Closing Statement, as modified by the agreement of Seller and Buyer, shall be final and binding on Seller and Buyer.
(d)    Dispute Resolution Process. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Adjustment Objections before expiration of the Adjustment Resolution Period, then any amount remaining in dispute (“Disputed Adjustment Amounts”) shall be submitted for resolution to KPMG LLP or, if KPMG LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement an impartial, nationally recognized firm of independent certified public accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Adjustment Amounts only and make any related adjustments to the Preliminary Closing Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Adjustment Amount must be within the range of values assigned to each such item in the Preliminary Closing Statement and the Statement of Adjustment Objections, respectively. The fees and expenses of the Independent Accountants shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Adjustment Amounts and their adjustments, if any, to the Preliminary Closing Statement shall be conclusive and binding upon Seller and Buyer. For the sake of clarity, any amounts not disputed by Seller pursuant to a timely delivered Statement of Adjustment Objections and any amounts that were timely disputed by Seller but resolved by Buyer and Seller pursuant to Section 2.4(c) shall not be subject to review by the Independent Accountants.
(e)    Final Closing Statement and Adjustments. As used in this Agreement, the “Final Closing Statement” shall mean (i) the Preliminary Closing Statement if no Statement of Adjustment Objections is delivered to Buyer during the Adjustment Review Period, or (ii) the Preliminary Closing Statement, as adjusted by (A) the written agreement of Seller and Buyer following discussions during the Adjustment Resolution Period pursuant to Section 2.4(c) and/or (B) the determination of any Disputed Adjustment Amounts by the Independent Accountants in accordance with Section 2.4(d). Based on the Final Closing Statement, the Closing Payment shall be adjusted as follows, with all of such adjustments being combined into a single net adjustment to the Closing Payment:
(i)    if the actual Cash set forth in the Final Closing Statement exceeds the estimated Cash included in the Estimated Net Adjustment Amount, the Closing Payment shall be adjusted upwards by the amount of such excess, and if the actual Cash set forth in the Final Closing Statement is less than the estimated Cash included in the Estimated Net Adjustment Amount, the Closing Payment shall be adjusted downwards by the amount of such shortfall;
(ii)    if the actual Indebtedness set forth in the Final Closing Statement is less than the estimated Indebtedness included in the Estimated Net Adjustment Amount, the Closing Payment shall be adjusted upwards by the amount of such shortfall, and if the actual Indebtedness set forth in the Final Closing Statement exceeds the estimated Indebtedness included in the Estimated Net Adjustment Amount, the Closing Payment shall be adjusted downwards by the amount of such excess; and
(iii)    if the actual Net Working Capital set forth in the Final Closing Statement exceeds the estimated Net Working Capital included in the Estimated Net Adjustment Amount, the Closing Payment shall be adjusted upwards by the amount of such excess, and if the actual Net Working Capital set forth in the Final Closing Statement is less than the estimated Net Working Capital included in the Estimated Net Adjustment Amount, the Closing Payment shall be adjusted downwards by the amount of such shortfall.
(f)    Payment of Post-Closing Adjustment. Except as otherwise provided herein, payment of any post-Closing adjustment to the Closing Payment determined pursuant to Section 2.4(e), together with interest calculated as set forth below, shall (i) be due within ten (10) Business Days of determination of the Final Closing Statement, and (ii) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. The amount of any post-Closing adjustment to the Closing Payment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate of three percent (3%) per annum, calculated daily on the basis of a 365-day year and the actual number of days elapsed until payment, without compounding.
(g)    Special Adjustment for Incomplete Capital Expenditures. To the extent any capital expenditure item listed under Part B of Section 6.2(m) of the Disclosure Schedules is not fully completed as of the Closing Date, the Target Cash Amount shall be adjusted upwards by an amount equal to the estimated cost to complete such capital expenditure item. Any such estimated cost to complete an incomplete capital expenditure item shall be calculated by Seller and delivered to Buyer with the Estimated Closing Statement, but shall be subject to Buyer’s review and approval, not to be unreasonably withheld, conditioned or delayed.
(h)    Adjustments for Tax Purposes. Any payment made pursuant to this Section 2.4 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
Section 2.5    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the LRE Membership Interest contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Virginia time, on the third (3rd) Business Day after the last of the conditions to Closing set forth in Article VI has been satisfied or waived (other than any condition which, by its nature, is to be satisfied on the Closing Date) (provided that if the last such condition to Closing has been satisfied or waived within five (5) Business Days of the last day of a calendar month and the Parties are able to effectuate the Closing on the last Business Day of such calendar month, then the Closing shall occur on the last Business Day of such calendar month) at the offices of Seller in Reston, Virginia, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
Section 2.6    Earn-Out. Subject to the provisions of this Section 2.6, following the Closing, Seller shall be entitled to receive additional payments (each, an “Earnout Payment”) from PRE based on PRE’s generation of Free Cash Flow in any Earnout Year in excess of the applicable Annual Threshold Amount for such Earnout Year. Any such Earnout Payment shall be determined and paid in accordance with this Section 2.6.
(a)    Earnout Payment Calculation. For each Earnout Year, the Earnout Payment calculation shall be:
[30% x (FCF – ATA)] + SA
Where:
FCF    =    Free Cash Flow for such Earnout Year
ATA    =    Annual Threshold Amount for such Earnout Year

SA	= Cumulative Shortfall Amount (if any) from the immediately preceding Earnout Year.
If such calculation produces a positive amount, such amount shall be the amount of the Earnout Payment for such Earnout Year, and any prior existing Shortfall Amount shall be extinguished. If such calculation produces a negative amount, such amount shall become the then current Shortfall Amount. PRE shall, and Buyer shall cause PRE to, pay Seller the Earnout Payment, if any. Exhibit I sets forth a sample calculation of the Earnout Payment and Shortfall Amount.
(b)    Initial Determination and Review. Buyer shall cause to be prepared for each Earnout Year audited financial statements of PRE, including a balance sheet of PRE as of

December 31 of such Earnout Year and the related statements of income, changes in members’ equity and cash flow for such Earnout Year. Within thirty (30) days after PRE’s or Buyer’s receipt of such audited financial statements for each Earnout Year, but in any event no later than ninety (90) days after the end of each Earnout Year, Buyer shall deliver to Seller a copy of such audited financial statements and, based thereon, PRE’s calculation of (i) the Free Cash Flow for such Earnout Year and (ii) any Earnout Payment due to Seller for such Earnout Year (collectively, the “Earnout Statement”). Seller shall have thirty (30) days (the “Earnout Review Period”) from the date of delivery to it of the Earnout Statement to review the Earnout Statement. During the Earnout Review Period, Seller and Seller’s accountants shall have reasonable access to the books and records of PRE and, to the extent applicable, Buyer and to the personnel of, and work papers prepared by, PRE and Buyer and/or their accountants, in each case solely to the extent that such books, records, personnel and work papers relate to the Earnout Statement, and Buyer shall respond promptly to reasonable requests by Seller for documents or information to the extent such documents and information are relevant to Seller’s review of the Earnout Statement; provided, however, that such access and requests by Seller shall be during normal business hours and in a manner that does not unreasonably interfere with the normal business operations of PRE or Buyer.
(c)    Objection and Negotiated Resolution. On or prior to the last day of the Earnout Review Period, Seller may object to the Earnout Statement, or any part thereof, by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Earnout Objections”). If Seller fails to deliver the Statement of Earnout Objections to Buyer before the expiration of the Earnout Review Period, the Earnout Statement and the associated determination of the Earnout Amount, or the determination that no Earnout Amount is due, shall be deemed to have been accepted by Seller and shall be final and binding upon the Parties. If Seller delivers the Statement of Earnout Objections to Buyer before the expiration of the Earnout Review Period, Buyer and Seller shall negotiate in good faith to resolve Seller’s objections within thirty (30) days after the delivery of the Statement of Earnout Objections (the “Earnout Resolution Period”), and, if the same are so resolved within the Earnout Resolution Period, the Earnout Statement, as modified by the agreement of Seller and Buyer, and the associated determination of the Earnout Amount (if any) shall be final and binding upon the Parties.
(d)    Dispute Resolution Process. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Earnout Objections before the expiration of the Earnout Resolution Period, then any amount remaining in dispute (“Disputed Earnout Amounts”) shall be submitted for resolution to the Independent Accountants who, acting as experts and not arbitrators, shall resolve the Disputed Earnout Amounts only and make any related adjustments to the Earnout Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Earnout Amount must be within the range of values assigned to each such item in the Earnout Statement and the Statement of Earnout Objections, respectively. The fees and expenses of the Independent Accountants shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Earnout Amounts and their adjustments, if any, to the Earnout Statement shall be conclusive and binding upon the Parties. For the sake of clarity, any amounts not disputed by Seller pursuant to a timely delivered Statement of Earnout Objections and any amounts that were timely disputed by Seller but resolved by Buyer and Seller pursuant to Section 2.6(c) shall not be subject to review by the Independent Accountants.
(e)    Payment. PRE shall pay, and Buyer shall cause PRE to pay, any Earnout Payment due to Seller within thirty (30) days after final determination of such Earnout Payment in accordance with the provisions of this Section 2.6, such payment to be made by wire transfer of immediately available funds to such bank account as is directed by Seller by written notice to Buyer. Commencing on the first day after such thirty (30)-day period, any such Earnout Payment, to the extent unpaid, shall bear interest at the rate of three percent (3%) per annum, calculated daily on the basis of a 365-day year and the actual number of days elapsed until payment, without compounding.
(f)    Cap on Earnout Payments. Notwithstanding any provision of this Section 2.6 to the contrary, the aggregate amount of Earnout Payments payable to Seller (exclusive of interest, as applicable) shall not exceed $25,000,000.
(g)    Prepayment. Notwithstanding any provision of this Section 2.6 to the contrary, Buyer may elect in its sole discretion, by written notice to Seller (a “Prepayment Notice”), to pay Seller a one-time cash payment (a “Prepayment”) in full satisfaction of Buyer’s obligations under this Section 2.6 with respect to any future Earnout Payments; provided, however, that such Prepayment shall not relieve PRE and Buyer of their obligations under this Section 2.6 with respect to any Earnout Payment for any Earnout Year that has ended prior to the date of delivery to Seller of the Prepayment Notice. The amount of such Prepayment, if elected by Buyer, shall be determined as follows: (i) if the Prepayment Notice is delivered to Seller after the Closing Date and before the second anniversary of the Closing Date, the Prepayment shall be $8,125,000; (ii) if the Prepayment Notice is delivered to Seller on or after the second anniversary of the Closing Date and before the third anniversary of the Closing Date, the Prepayment shall be $7,875,000; (iii) if the Prepayment Notice is delivered to Seller on or after the third anniversary of the Closing Date and before the fourth anniversary of the Closing Date, the Prepayment shall be $7,500,000; and (iv) if the Prepayment Notice is delivered to Seller on or after the fourth anniversary of the Closing Date, the Prepayment shall be $7,250,000. Any Prepayment shall be due and payable to Seller within thirty (30) days after the Prepayment Notice is delivered to Seller, following which the amount of such Prepayment shall bear interest at a rate of three percent (3%) per annum, calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

(h)    Lender Restrictions on Payment.
(i)    If Buyer or PRE repays all or any part of the Note through refinancing with one or more arm’s-length commercial lenders, then Buyer and Seller acknowledge and agree that the provisions of the loan agreements for such refinancing (the “Loan Agreements”) shall be permitted to include reasonable and customary restrictions on the payment of any Earnout Amount or Prepayment when due. Notwithstanding the foregoing, Buyer shall use commercially reasonable efforts in negotiating any such Loan Agreement to avoid lender restrictions on the payment of any Earnout Payment or Prepayment when Buyer is not in default under such Loan Agreement. If, pursuant to the provisions of any Loan Agreement, Buyer or PRE is prohibited from paying any Earnout Amount or Prepayment when due, then, then subject to the provisions of Section 2.6(h)(ii), such Earnout Amount or Prepayment shall accrue interest from such due date until the date on which such Earnout Amount or Prepayment is paid at a rate of eight percent (8%) per annum, calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.
(ii)    If, PRE has delivered a Prepayment Notice to Seller but, pursuant to the provisions of any Loan Agreement, PRE is prohibited from paying any Prepayment when due, then Seller may elect in its sole discretion, by written notice delivered to Buyer within fifteen (15) days after the later of (i) Seller’s receipt of such Prepayment Notice or (ii) Seller’s first receipt of written notice that such Prepayment cannot be made due to restrictions under any Loan Agreement, to void Buyer’s Prepayment election under such Prepayment Notice. In such event, the provisions of this Section 2.6 shall continue to apply to all applicable Earnout Years as if such Prepayment Notice had never been given by PRE, and, unless otherwise agreed by Seller in writing, PRE may not further elect under Section 2.6(g) to make a Prepayment until such time as PRE is no longer prohibited under the Loan Documents from actually paying such Prepayment.
(i)    Obligations Survive Sale of Facility. Following the Closing, any direct or indirect sale, transfer, assignment or other disposition of the Facility, whether by sale of Assets or sale of Ownership Interests (whether by direct sale, merger, reorganization or other form of transaction), other than any foreclosure or similar action by Parent under the Security Agreement, the Pledge Agreement or the Mortgage, shall not relieve Buyer of its obligations under this Section 2.6 unless the acquirer of such Assets or Ownership Interests agrees in writing with Seller (in a form reasonably satisfactory to Seller) to assume and fully discharge such obligations.
(j)    Termination of Obligations. Buyer’s obligations under this Section 2.6 shall terminate upon the earliest to occur of (i) Seller having been paid an aggregate of $25,000,000 in Earnout Payments (exclusive of interest, as applicable), (ii) Buyer having paid to Seller the applicable Prepayment (including any accrued interest thereon, as applicable), or (iii) Buyer having satisfied its Earnout Payment obligations under this Section 2.6 with respect to all Earnout Years.

(k)    Assignment of Rights. Notwithstanding any provision of this Agreement to the contrary, Seller may at any time assign its rights under this Section 2.6 to one or more of its Affiliates.
Section 2.7    Purchase Price Allocation.
(a)    Buyer and Seller shall negotiate with a view to completing no later than the Closing Date the drafting of a schedule that allocates the Base Price and the liabilities of the Acquired Companies that are considered assumed for federal income tax purposes (plus other relevant items) among the Assets of the Acquired Companies. Following the Closing Date, in the event of an adjustment to the Base Price pursuant to Section 2.4 or the payment of any Earnout Payment pursuant to Section 2.6, Buyer and Seller shall negotiate with a view to completing (within thirty (30) days after the date of such adjustment or payment) the drafting of a revised schedule that allocates such adjustment or payment, together with any prior allocation determined pursuant to this Section 2.7 among the Assets of the Acquired Companies. Any allocation schedule described above in this Section 2.7(a) shall be reasonable and shall be prepared in accordance with Section 1060 of the Code. Buyer and Seller shall endeavor in good faith to resolve any disagreement in connection with the negotiation and drafting of any allocation schedule contemplated by this Section 2.7(a).
(b)    If Buyer and Seller are unable to resolve any disagreement as to allocations by the expiration of the applicable target date or time noted in Section 2.7(a), and do not agree to extend the period for such negotiated determination of the allocation in question, then they shall submit the open allocation issue(s) to the Independent Accountants who, acting as experts and not arbitrators, shall examine each of Buyer’s and Seller’s proposed allocation(s), including reasons therefor and any relevant backup documentation provided in respect thereof, and shall determine the allocation(s) to be made. The Independent Accountants shall only decide the specific allocation items under dispute and their decision for each allocation item must be within the range of values assigned to each such item in the respective submissions of Buyer and Seller. The fees and expenses of the Independent Accountants shall be shared equally by Seller and Buyer. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as Buyer and Seller shall agree in writing) after their engagement under this Section 2.7(b), and their determination of the allocation(s) in question shall be conclusive and binding upon Seller and Buyer. For the sake of clarity, any allocation item not disputed by Buyer or Seller shall not be subject to review or determination by the Independent Accountants.
(c)    The Parties (as applicable) agree to file their respective applicable Tax Returns, reports, and forms, including IRS Form 8594, in a manner consistent with the Purchase Price allocation (including any amendment thereto) as determined in accordance with the foregoing provisions of this Section 2.7, and no Party shall (i) take any position in any Tax Return, report, or form, including any amendment thereto, or (ii) reach any settlement or agreement in respect of any audit which is inconsistent with such allocation unless such inconsistency is mandated by applicable Law. If such inconsistency is mandated by applicable Law, the Party taking such position shall provide prompt written notice to each other Party of such inconsistency and its effect on the Parties’ agreed upon allocation of the Purchase Price.
Section 2.8    Determination of PIK Interest Deferral Amount for Credit Agreement. For purposes of Sections 2.03 and 2.04 of the Credit Agreement, the amount of PIK Interest (as that term is defined in the Credit Agreement) whose payment may be deferred by PRE from the payment due twelve (12) months after the date of the Credit Agreement to the payment due eighteen (18) months after the date of the Credit Agreement shall be determined as follows based on the original principal amount of the Note, as determined pursuant to Section 2.3(a)(ii):
If Note Principal Amount Is:    PIK Interest Deferral Amount is:
$81,000,000 or greater    $1,000,000
$80,000,000 to $80,999,999.99    $1,200,000
$79,000,000 to $79,999,999.99    $1,400,000
$78,000,000 to $78,999,999.99    $1,700,000
Less than $78,000,000    $2,000,000
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer as follows:
Section 3.1    Organization and Authority of Seller and Parent.
(a)    Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all necessary limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Transaction Document to which Seller is a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document shall constitute a legal and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(b)    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Parent has all necessary corporate power and authority to enter into the Transaction Documents to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. When each Transaction Document to which Parent is a party has been duly executed and delivered by Parent, (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document shall constitute a legal and binding obligation of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 3.2    Organization, Authority and Qualification of the Acquired Companies.
(c)    Each Acquired Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary limited liability company power and authority to own, operate or lease the properties and assets currently owned, operated or leased by it and to carry on its business as it is currently conducted. Each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.
(d)    Each Acquired Company has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by each Acquired Company of this Agreement, the performance by each Acquired Company of its obligations hereunder, and the consummation by each Acquired Company of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of such Acquired Company. This Agreement has been duly executed and delivered by each Acquired Company, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Acquired Company, enforceable against each Acquired Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 3.3    Capitalization.
(i)    Seller is the record owner of, and has good, valid and marketable title to, the LRE Membership Interest, free and clear of all Encumbrances. The LRE Membership

Interest constitutes 100% of the total outstanding Ownership Interests in LRE. All of the LRE Membership Interest has been duly authorized and is validly issued, fully paid and non-assessable and was not issued in violation of, and are not subject to, the preemptive rights of any Person or other similar rights in respect thereto.
(j)    LRE is the record owner of, and has good, valid and marketable title to, the PRE Holdings Membership Interest, free and clear of all Encumbrances. The PRE Holdings Membership Interest constitutes 100% of the total outstanding Ownership Interests in PRE Holdings. All of the PRE Holdings Membership Interest has been duly authorized and is validly issued, fully paid and non-assessable and was not issued in violation of, and are not subject to, the preemptive rights of any Person or other similar rights in respect thereto.
(k)    PRE Holdings is the record owner of, and has good, valid and marketable title to, the PRE Membership Interest, free and clear of all Encumbrances. The PRE Membership Interest constitutes 100% of the total outstanding Ownership Interests in PRE. All of the PRE Membership Interest has been duly authorized and is validly issued, fully paid and non-assessable and was not issued in violation of, and are not subject to, the preemptive rights of any Person or other similar rights in respect thereto.
(l)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the LRE Membership Interest, the PRE Holdings Membership Interest or the PRE Membership Interest, or obligating Seller or any Acquired Company to issue or sell any membership interest or any other interest in any Acquired Company or pursuant to which Seller or any Acquired Company is or may become obligated to issue, sell, transfer, otherwise dispose of, register, purchase, return or redeem any equity interest in or other securities of any Acquired Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any equity interest in or other securities of any Acquired Company, and no equity interests or other securities of any Acquired Company are reserved for such purpose. The Acquired Companies do not have outstanding or authorized any membership interest appreciation, phantom membership interests, profit participation or similar rights or other securities convertible into, or exchangeable for, or evidencing the right to subscribe for or purchase any equity interest or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase any equity interest or other securities of the Acquired Companies. There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the LRE Membership Interest, the PRE Holdings Membership Interest or the PRE Membership Interest. There are no restrictions under the Organizational Documents of the Acquired Companies or under any Contract to which an Acquired Company is a party or by which any Acquired Company’s properties or assets are bound that prevent or restrict the payment of dividends or distributions by the Acquired Companies.
(m)    No Person is entitled to receive from any Acquired Company any earn-out payment, bonus, deferred payment or other contingent payment based on, or as a result of, the Parties’ entry into this Agreement or the consummation of the transactions contemplated hereby to occur at Closing

Section 3.4    No Subsidiaries. Except for the PRE Holdings Membership Interest, LRE does not own, or have an Ownership Interest in, any other Person. Except for the PRE Membership Interest, PRE Holdings does not own, or have an Ownership Interest in, any other Person. Additionally, PRE does not own, or have an Ownership Interest in, any other Person.
Section 3.5    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Seller or of the Acquired Companies; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Acquired Companies; or (c) except as set forth in Section 3.5 of the Disclosure Schedules, require the consent, notice (including any notice under the Connecticut Transfer Act) or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, or result in the acceleration of, any Material Contract, except in each case where the violation, breach, conflict, default, acceleration or failure to give notice would not be material. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Person is required by or with respect to Seller or any Acquired Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) such filings as may be required under the HSR Act, (ii) such filings with and approvals from FERC as set forth in Section 3.5 of the Disclosure Schedules, (iii) as set forth in Section 3.5 of the Disclosure Schedules, and (iv) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices the absence of which, in the aggregate, would not be material.
Section 3.6    Financial Statements. Copies of PRE’s unaudited financial statements consisting of (a) the balance sheet of PRE as of January 31, 2015 and the related statements of operations, members equity and cash flows for the twelve (12)-month period then ended, and (b) PRE’s audited financial statements consisting of the balance sheet of PRE as of January 31, 2014 and the related statements of income, changes in members’ equity and cash flow for the thirteen-month period then ended (collectively, the “Financial Statements”) have been Made Available to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements have been prepared in good faith from the books and records of PRE and fairly present in all material respects the financial condition of PRE as of the respective dates they were prepared and the results of the operations of PRE for the periods indicated. The balance sheet of PRE as of January 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.
Section 3.7    Undisclosed Liabilities. The Acquired Companies do not have any liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount (and which do not relate to any Claim, including any Environmental Claim).
Section 3.8    Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 3.8 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, the Acquired Companies have operated in the ordinary course of business and consistent with past practice and Good Industry Practices and there has not been, with respect to any Acquired Company, any:
(a)    event, occurrence or development that has had a Material Adverse Effect;
(b)    amendment or modification of its Organizational Documents;
(c)    issuance, sale, pledge or other disposition of any of its Ownership Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Ownership Interests or allow an Encumbrance on such Ownership Interests;
(d)    declaration or payment of dividends and any distributions on or in respect of any of its Ownership Interests or Assets, or redemption, purchase or acquisition of its Ownership Interests;
(e)    change in any method of its accounting or Tax policies or accounting practice, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;
(f)    incurrence, assumption or guarantee of any Indebtedness, except (i) unsecured current obligations and liabilities incurred in the ordinary course of business and consistent with past practice, and (ii) the Intercompany Debt;
(g)    sale or other disposition of any of the assets shown or reflected on the Balance Sheet or otherwise, except in the ordinary course of business and consistent with past practice;
(h)    increase in the compensation of its leased employees for which any Acquired Company is liable, other than as provided for in any written agreements set forth in Section 3.8(h) of the Disclosure Schedule;
(i)    acquisition by merger or consolidation with, or by purchase of any portion of the assets or equity interests of, or by any other manner, any business or any Person or any division thereof;
(j)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(k)    termination, material amendment, grant of any waiver of any material term under, grant of any material consent with respect to, or failure to comply in any material respect with, any Material Contract;
(l)    liquidation, dissolution or winding up of its business or operations;

(m)    settlement of any Claim or compromise or settlement of any liability, other than (i) payment of accounts payable in the ordinary course of business and consistent with past practice, and (ii) payoff of Indebtedness;
(n)    cancellation or material change of coverage under any insurance policy;
(o)    making of any material change in the levels of Inventory maintained at the Facility for the applicable time of year, except for such changes as are consistent with Good Industry Practices;
(p)    change, in any material respect, of the Acquired Companies’ credit practices, collection policies, or investment, financial reporting, or the manner in which the books and records of each Acquired Company are maintained, or except in the ordinary course of business and in accordance with Good Industry Practices, inventory practices or policies;
(q)    sale, lease, transfer, distribution, assignment or other disposition of Environmental Attributes or Tax credits;
(r)    agreement to any covenants, conditions or restrictions or rezoning affecting the Real Property that would prohibit, limit, restrict or materially change the current use and occupancy of the Real Property or limit or restrict the conduct of the business of any of the Acquired Companies as currently being conducted;
(s)    purchase or sale of power, capacity, gas or related products which would bind any of the Acquired Companies beyond one Business Day after the Closing Date;
(t)    except as required by Good Industry Practices, modification of the Facility, or any component thereof, in any way, other than maintenance and repair in the ordinary course of business consistent with past practice;
(u)    failure to make required capital expenditures for the Facility in the ordinary course of business consistent with past practice and Good Industry Practices;
(v)    acquisition, transfer or termination of, or amendment to, any interest of any Acquired Company in any real property;
(w)    waiver or release of any material rights or remedies of the Acquired Companies;
(x)    provision of any credit support in respect of any obligations of any other Person;
(y)    fail to maintain at least 35.2 MW capacity in the ISO-NE forward capacity market;
(z)    making or changing of any material Tax election, adoption or change of a material Tax accounting method, filing of any amended Tax Return, entering into of any closing agreement with respect to Taxes, settlement of any Tax claim or assessment, surrender of any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case with respect to any Acquired Company or its assets or operations if such election, adoption, change, amendment, agreement, settlement, surrender or consent would be reasonably likely to materially adversely affect the Acquired Companies with respect to a taxable period ending after the Closing Date; or
(aa)    any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.9    Material Contracts.
(a)    Section 3.9(a) of the Disclosure Schedules lists each of the following Contracts to which either of the Acquired Companies is a party or by which they are bound (together with all Leases listed in Section 3.10(b) of the Disclosure Schedules, the “Material Contracts”):
(i)    any Contract involving aggregate consideration in excess of $75,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by an Acquired Company without penalty or without more than one hundred eighty (180) days’ notice;
(ii)    any Contract that relates to the sale of any of the Acquired Companies’ assets, other than in the ordinary course of business;
(iii)    any power purchase or sale agreement (including sales of capacity, energy and ancillary services), any Contract relating to the purchase and sale of Environmental Attributes, any interconnection agreement, any operation, maintenance or service agreement, or any transmission agreement;
(iv)    any Contract for the purchase or sale of Biomass Fuel;
(v)    any agreement with a Governmental Authority;
(vi)    any Contract that relates to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(vii)    except for agreements relating to trade receivables, any Contract relating to Indebtedness (including, without limitation, guarantees) of the Acquired Companies;
(viii)    any Contract between or among any Acquired Company on the one hand and Seller or any Affiliate of Seller (other than the Acquired Companies) on the other hand;
(ix)    Contracts for the employment of any officer, individual employee or other Person on a full-time or consulting basis or Contracts providing any change-

in-control or severance payments to any Person that may be caused by the transactions contemplated by this Agreement
(x)    Contracts with respect to which Buyer or any Acquired Company will be required to assume the guaranty obligations or indebtedness of Seller or any Affiliate of the Seller (other than the Acquired Companies) upon the Closing or thereafter;
(xi)    any outstanding loan agreements, indentures, guarantee agreements, letters of credit, mortgages or promissory notes relating to the borrowing of money or issued at the request of any Acquired Company or the by any financial institution or any other Contracts related to any Indebtedness of the Acquired Companies;
(xii)    any outstanding future, swap, collar, put, call, floor, cap, option, commodity hedge or other similar Contracts;
(xiii)    Real Property Contracts, Leases, Encumbering Leases, licenses over railroad real property or other real property, Contracts for the sale or transfer of any interest in Real Property and Contracts for the acquisition of any interest in real property;
(xiv)    Contracts which contain any covenant which restricts any Acquired Company from competing or engaging in any activity or business that is material to the Acquired Companies as a whole or that contains any exclusivity, most favored nation or similar covenant;
(xv)    Contracts for the purchase, sale, license or use of Intellectual Property (other than off-the-shelf software programs licensed pursuant to shrink wrap or “click-to-accept” agreements) that is material to the Acquired Companies’ business, including the ownership, use or operation of the Facility;
(xvi)    Contracts with respect of the supply or use of water;
(xvii)    purchase and sale agreement, merger agreement, asset purchase (or sale) agreement, or similar Contracts involving or relating to the Acquired Companies or the acquisition or sale of any material group of Assets;
(xviii)    Contracts that require any Acquired Company to maintain financial ratios, levels of net worth or other indicia of financial conditions;
(xix)    Contracts relating to or involving remediation of, or any cost sharing with respect to the remediation of, any environmental condition or issue; and
(xx)    Contracts involving a resolution or settlement of any actual or threatened litigation, arbitration, Claim or other dispute relating to the Acquired Companies, or the Facility or involving ongoing environmental remediation; and

(xxi)    any collective bargaining agreement or agreement with any labor organization, union or association to which any Acquired Company is a party.
(b)    Except as set forth on Section 3.9(b) of the Disclosure Schedules, (i) the Acquired Companies are not in material breach of, or material default under, any Material Contract, and (ii) to Seller’s Knowledge, no other party to any Material Contract is in material breach of, or material default under, such Material Contract.
(c)    True, correct and complete copies of all Material Contracts, including all amendments thereto, have been Made Available to Buyer.
(d)    Each Material Contract (other than a Material Contract that will terminate or expire by its terms at or prior to the Closing) constitutes the valid and binding obligation of the relevant Acquired Company that is a party thereto and, to the Knowledge of Seller, the other parties thereto, and, as of the date immediately preceding the date of this Agreement, is in full force and effect in all material respects.
(e)    There are no amounts withheld or amounts for which a counterparty currently has a claim for offset against amounts otherwise due and payable under any Material Contract.
(f)    None of the Acquired Companies, or Seller or any Affiliate thereof has received from the applicable counterparty any written or, to the Knowledge of Seller or, oral notice of termination of, or intent to terminate, any Material Contract.
(g)    None of the Acquired Companies, or Seller or any Affiliate thereof has received any written or, to the Knowledge of Seller, oral notice from any other party to any of the Material Contracts that such other party is entitled to reduce in a material manner any amount to be paid by such party under such Material Contracts as a result of or in connection with any action taken or order issued by any Governmental Authority.
(h)    The Acquired Companies do not have any material outstanding claims or cause of actions (including relating to availability), whether for liquidated damages, indemnification amounts, or other monetary damages or otherwise, under any Material Contract (including a warranty agreement), and none of the Acquired Companies, Seller or any Affiliate thereof has received written notice or, to the Actual Knowledge of Seller, oral notice of any Claim against any Acquired Company or the Facility, whether for liquidated damages or other monetary damages, under any Material Contract (including a power purchase or sale agreement).
Section 3.10    Title to Assets; Real Property.
(a)    Each Acquired Company has (x) good and valid title to all tangible personal property and intangible property included in the Assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than Assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date, (y) a valid leasehold, license or easement interest in all Leased Real Property, and (z) good and marketable fee simple title to all Owned Real Property. All such properties and assets

(including leasehold, license and easement interests) are free and clear of, and not subject to, Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)    those non-monetary items set forth in Section 3.10(a)(i) of the Disclosure Schedules which would not, individually or in the aggregate, materially interfere with the use or operation of the Facility;
(ii)    liens for Taxes which (A) are not yet due and payable or being contested in good faith by appropriate procedures, (B) are not, in the aggregate, material to such Acquired Company and (C) relate to amounts not yet delinquent or being contested in good faith (which contests (if any) are disclosed in Section 3.17 of the Disclosure Schedules);
(iii)    mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business which (A) are not, in the aggregate, material to such Acquired Company and (B) relate to amounts not yet delinquent or being contested in good faith (which contests (if any) are disclosed in Section 3.10(a)(iii) of the Disclosure Schedules);
(iv)    recorded easements, Permits, recorded licenses, recorded patent and mineral reservations, recorded covenants, conditions and restrictions, recorded rights of way, zoning ordinances, entitlement conditions, stipulations and restrictions, and other similar matters of public record affecting any Real Property which would not, individually or in the aggregate, materially interfere with the use or operation of the Facility, provided the foregoing shall not limit any warranties of Seller set forth in this Agreement, including those regarding compliance with Laws;
(v)    other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; or
(vi)    other non-monetary imperfections of title or non-monetary Encumbrances, if any, which would not, individually or in the aggregate, materially interfere with the use or operation of, or materially detract from the value of, the Facility .
(b)    Section 3.10(b) of the Disclosure Schedules lists: (i) the street address (if any) and legal description of each parcel of real property owned by any Acquired Company (“Owned Real Property”); and (ii) the legal description and, to the extent known to Seller, the street address of each parcel of real property leased, subleased or otherwise occupied or used by any Acquired Company, or in which any Acquired Company has an easement or license interest (collectively, “Leased Real Property”, and together with the Owned Real Property, the “Real Property”), and a list, as of the date of this Agreement, of all leases, subleases, Contracts or easements for each parcel of Leased Real Property(collectively,

“Leases”), including the identification of the lessee and lessor thereunder, or grantor and grantee thereunder, as applicable.
(c)    Section 3.10(c) of the Disclosure Schedules sets forth all leases, licenses and other agreements permitting others to occupy, possess or use any Real Property (collectively, the “Encumbering Leases”).
(d)    Except as set forth in Section 3.10(d) of the Disclosure Schedules, none of the interests of the Acquired Companies in any Real Property is subject to or encumbered by any purchase option, right of first refusal or other contractual right or obligation of any Acquired Company to sell, assign or dispose of such interests of such Real Property.
(e)    No Acquired Company (i) owns, or in the past has owned, any real property other than the Owned Real Property, or (ii) has a leasehold, easement or other interest or right in any real property other than under the Contracts, Leases and easements (A) benefitting the Acquired Companies and/or the Owned Real Property and (B) reflected in the Title Policies or the Disclosure Schedules.
(f)    Each Acquired Company and the Real Property is in material compliance with all restrictions, covenants and agreements related to the Real Property. Except as set forth in Section 3.10(f) of the Disclosure Schedules, there is no (i) to the Actual Knowledge of Seller, condition or circumstance that would prohibit, adversely affect or threaten ordinary rights of access to and from the Real Property and existing publicly dedicated and open roads, (ii) to the Actual Knowledge of Seller, improvement on the Real Property encroaching upon or from land adjacent to the Real Property, or (iii) to the Actual Knowledge of Seller, planned or proposed increase in assessed valuations, or public improvement commenced or planned, which in either case, may result in a special assessment against or otherwise materially adversely affect the Real Property. No Acquired Company has been given written notice of any Governmental Order or, to Seller’s Knowledge, with respect to, or any threat of, any condemnation, taking or expropriation by any Governmental Authority or other party of any part of the Real Property. Except as set forth in Section 3.10(f) of the Disclosure Schedules, none of the Real Property is located in a flood plain or flood hazard area.
(g)    Neither Seller nor any of its Affiliates (other than any Acquired Company) owns, leases, holds in easement or otherwise holds for use any Assets.
(h)    Except as set forth in Section 3.10(h) of the Disclosure Schedule, the Assets, including the Real Property, constitute all of the material assets and properties that are required to own, use, maintain and operate at full capacity and maintain the Facilities in compliance with the technical specifications set forth in the Material Contracts, all applicable Laws, all Permits and Good Industry Practices. The tangible Facility Assets have been maintained in accordance with Good Industry Practices in all material respects, are in good operating condition and repair (except for normal wear and tear) and are suitable for the purposes for which they are presently used.

Section 3.11    Intellectual Property.
(a)    “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.
(b)    Section 3.11(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by any Acquired Company. Except as set forth in Section 3.11(b) of the Disclosure Schedules, or as would not be material, each Acquired Company owns or has the right to use all Intellectual Property necessary to conduct its business as currently conducted (the “Acquired Company Intellectual Property”).
(c)    Except as would not be material,: (i) the Acquired Company Intellectual Property as currently licensed or used by any Acquired Company, and any such Acquired Company’s conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Acquired Company Intellectual Property.
(d)    The Acquired Companies own all the Facility Information Technology or (except for Information Technology that comprises technology that is widely distributed for free or on a “commercial off the shelf” basis) have a valid right to use the Facility Information Technology which will not terminate upon Closing. The Facility Information Technology: (i) operates and performs in all material respects as currently required to operate and maintain the Facility; (ii) has been maintained in all material respects in accordance with the generally accepted industry standards as well as any applicable warranties or other user instructions from suppliers; and (iii) to the Actual Knowledge of Seller, contain any worms, viruses, bugs, Trojan horses, keylogger software, or other embedded faults or malicious devices that are reasonably likely to adversely impact its functionality or the operation or maintenance of the Facility in any material respect. The Acquired Companies have implemented on-site backup, virus protection, firewall, and other information technology security technology and procedures consistent with applicable regulatory standards and Good Industry Practices.
Section 3.12    Insurance. Section 3.12 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by any Acquired Company or with respect to which any Acquired Company is a named insured or otherwise the beneficiary of coverage including all pending applications for such insurance policies (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. The Insurance Policies are in full force and effect on the date hereof, there are no outstanding unpaid premiums with respect thereto except in the ordinary course of business. Neither of the Acquired Companies nor any of their

Affiliates has taken or failed to take any action, and no event has occurred and is continuing that after giving of notice, the lapse of time or both would entitle any insurer to terminate or cancel any Insurance Policy. As of the date hereof, there is no material claim by either of the Acquired Companies pending under the Insurance Policies, including as to which coverage has been denied or disputed by the underwriters of the Insurance Policies. The Insurance Policies provide insurance in such amounts and against such risks as required by applicable Law or any Contract to which an Acquired Company is a party. Neither the Acquired Companies, Seller nor any of their Affiliates has made any claim under any of the Insurance Policies or suffered any loss that could give rise to any such claims, in each case, relating to the Acquired Companies or the Facility for an amount in excess of $50,000. Neither of the Acquired Companies nor Seller or any of their Affiliates has failed to give, in a timely manner, any material notice required under any of the Insurance Policies to preserve its rights thereunder. Neither Seller nor any of its Affiliates has received, paid or defended any claims relating to the Acquired Companies with respect to any self-insured retention.
Section 3.13    Legal and Regulatory Proceedings; Governmental Orders.
(a)    Except as set forth in Section 3.13(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal or regulatory proceedings pending or, to Seller’s Knowledge, threatened against or by any Acquired Company affecting any of the Assets of any Acquired Company (or by or against Seller or any Affiliate thereof and relating to any Acquired Company).
(b)    Except as set forth in Section 3.13(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Acquired Company or any Assets of any Acquired Company which would be material.
Section 3.14    Compliance With Laws; Permits.
(a)    Except as set forth in Section 3.14(a) of the Disclosure Schedules, each Acquired Company (including its Assets) is in material compliance with all Laws applicable to it or its business, properties or assets.
(b)    Section 3.14(b) of the Disclosure Schedules sets forth (i) a list of all material Permits held by the Acquired Companies, including, without limitation, those Permits required for the ownership, operation and maintenance of the Facility and (ii) a list of all material Permits used or relied upon by either of the Acquired Companies in connection with the conduct of its business that are held by Seller or any Affiliate of Seller (other than the Acquired Companies). True, correct and complete copies of all such Permits have been Made Available to Buyer. Except as disclosed in Section 3.14(b) of the Disclosure Schedules, the Acquired Companies hold all Permits that are material to the conduct of their respective business as currently conducted by them or that are material for the ownership, operation and maintenance of the Facility, and the Acquired Companies are in compliance with the terms of each such Permit in all material respects. All material applications (including, without limitation, with respect to Permit renewals), reports, notices and other documents required to be filed by the Acquired Companies with any Governmental Entity with respect to the Permits have been timely filed and are complete and correct in all material respects as filed or as amended. No Governmental Authority or other Person has claimed or alleged in writing that any of the Acquired Companies does not have any required Permit or is in material breach or default under any Permit.
(c)    None of the representations and warranties contained in Section 3.14 shall be deemed to relate to environmental matters (which are governed by Section 3.15) or Tax matters (which are governed by Section 3.17).
Section 3.15    Environmental Matters.
(a)    Except as set forth in Section 3.15(a) of the Disclosure Schedules, each Acquired Company is in compliance in all material respects with all Environmental Laws and has not, and the Seller has not, received from any Person any Environmental Notice or Environmental Claim which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    Section 3.15(b) of the Disclosure Schedules sets forth (i) a list of all material Environmental Permits held by the Acquired Companies, including, without limitation, those Environmental Permits required for the ownership, operation and maintenance of the Facility as of the date hereof and as of the Closing Date, and (ii) a list of all Environmental Permits used or relied upon by either of the Acquired Companies in connection with the conduct of its business that are held by Seller or any Affiliate of Seller (other than the Acquired Companies). True, correct and complete copies of all such Environmental Permits have been Made Available to Buyer. Except as disclosed in Section 3.15(b) of the Disclosure Schedules, the Acquired Companies hold or have the benefit of, and are in compliance with, all Environmental Permits required for them to operate their respective businesses as of the date hereof and as of the Closing Date (assuming no change in Law between the date hereof and the Closing Date that would require any additional Permit or modification of an existing Permit), including the ownership, operation and maintenance of the Facility, under applicable Environmental Laws, except for such failures to hold or be in compliance which, individually or in the aggregate, are not reasonably likely to be material, and all of such Environmental Permits are in effect and no action of any Governmental Authority is pending or, to the Knowledge of Seller, threatened, to revoke, suspend or modify any such Environmental Permits. All material applications (including, without limitation, with respect to Environmental Permit renewals), reports, notices and other documents required to be filed by the Acquired Companies with any Governmental Authority with respect to the Environmental Permits have been timely filed and are complete and correct in all material respects as filed or as amended.
(c)    Except as set forth in Section 3.15(c) of the Disclosure Schedules, no Real Property currently owned, operated or leased by any Acquired Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)    Except as set forth in Section 3.15(d) of the Disclosure Schedules, or as would not be material: (i) there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of any Acquired Company or any Real Property currently owned, operated or leased by any Acquired Company which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Seller or any Acquired Company; and (ii) neither the Acquired Companies nor Seller has received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the business of any Acquired Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Seller or any Acquired Company.
(e)    Seller has previously Made Available to Buyer in the Data Room or otherwise any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Acquired Companies or any currently owned, operated or leased Real Property which are in the possession or control of the Seller or the Acquired Companies.
(f)    All Environmental Attributes of the Acquired Companies are set forth in Section 3.15(f) of the Disclosure Schedules and are owned by the Acquired Companies, as applicable, are valid and fully authorized under the Environmental Laws (and all required procedures have been followed to obtain such Environmental Attributes). No Acquired Company has been notified in writing or, to Seller’s Actual Knowledge, orally of any inquiry or investigation by any Governmental Authority with respect to any of the Environmental Attributes, and the Environmental Attributes are not subject to any Encumbrances, other than Permitted Encumbrances.
(g)    All obligations set forth in the March 26, 2008 letter from the United States Environmental Protection Agency (“U.S. EPA”) to Mr. Jon Pomerleau regarding “Portion of Gallups’ Quarry Superfund Site, 86 Tarbox Road, Plainfield, Connecticut” have been completed and all applicable parties are in full compliance with such obligations. Neither Seller nor the Acquired Companies has received any notification from the U.S. EPA or any other party that Seller or the Acquired Companies does not have “bona fide prospective purchaser status” for the property addressed in the U.S. EPA letter.
(h)    The representations and warranties set forth in this Section 3.15 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.
(i)    No notice to, consent or approval from or any action by, any Person is required under the Connecticut Transfer Act as a result of the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated hereby.
Section 3.16    Employment Matters. The Acquired Companies do not and have never had any full-time or part-time employees and do not maintain or contribute to, or have any liability or obligation (whether secondary or otherwise) with respect to, any Employee Benefit Plan. Except as set forth in Section 3.16 of the Disclosure Schedules, no Acquired Company or any ERISA Affiliate of any Acquired Company has established or currently maintains an Employee Benefit Plan covering any Acquired Company or made any contribution with respect thereto. No Acquired

Company currently has any obligation, contractual or otherwise, to contribute to any Employee Benefit Plan. No Acquired Company has any liability with respect to any Employee Benefit Plan. No Acquired Company has any social security obligations. No Acquired Company has entered into or has any liability with respect to any employment agreement or collective bargaining agreement. Section 3.16 of the Disclosure Schedules sets forth a list, current as of March 1, 2015, of (i) those employees of Seller through which Seller performs services for PRE at or in connection with the operation of the Facility, and (ii) non-employee personnel who work at the Facility pursuant to that certain Services Contract dated as of May 1, 2014 (the “Services Contract”) between Bluewater Energy Solutions, Inc. (“Bluewater”) and PRE. There is no labor dispute, threatened strike or work stoppage against any Acquired Company pending or, to the Knowledge of Seller, threatened which may interfere with the transactions contemplated by this Agreement.
Section 3.17    Taxes.
(a)    Except as set forth in Section 3.17 of the Disclosure Schedules:
(i)    each Acquired Company has filed (taking into account any valid extensions) all Tax Returns required to be filed by such Acquired Company and has paid all Taxes shown thereon as owing or otherwise as required by Law. Such Tax Returns are true, complete and correct in all material respects;
(ii)    no Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice;
(iii)    no Acquired Company has waived any statute of limitations with respect to Taxes;
(iv)    to the Knowledge of Seller, there is no Claim, administrative proceeding, assessment or audit pending with respect to any Tax of or with respect to any Acquired Company or their Assets or operations;
(v)    each Acquired Company has timely and properly collected, withheld and remitted to the relevant Taxing authority to whom such payment is due all material amounts required to be collected or withheld by it for the payment of Taxes;
(vi)    there are no Encumbrances for any Taxes (other than for current Taxes not yet due and payable, or for Taxes being contested in good faith, which contests (if any) are disclosed in Section 3.17 of the Disclosure Schedules) upon the Assets of an Acquired Company or upon the LRE Membership Interest;
(vii)    each Acquired Company has been since inception, and continues to be, classified as a disregarded entity (within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii)) for U.S. federal income Tax purposes;
(viii)    since the Balance Sheet Date, no Acquired Company has (A) changed its method of accounting for Tax purposes, (B) surrendered any right to a Tax refund,

(C) changed an accounting period with respect to Taxes, (D) filed an amended Tax Return, or (E) made, changed, or revoked any election with respect to Taxes;
(ix)    no Acquired Company has entered into any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2);
(x)    no federal, state or local tax credit or Tax incentive, including any investment Tax credit, production Tax credit, or financing described in Section 45(b)(3) of the Code, has been applied for, claimed or received by any Acquired Company (or by an Affiliate of an Acquired Company) with respect to any Assets;
(xi)    there are no facts or circumstances existing prior to the Closing Date (other than with respect to Buyer or any of its Affiliates) that reasonably could be expected to result in a recapture of any portion of the grant that has been received by an Acquired Company pursuant to Section 1603 of the ARRA;
(xii)    none of the Assets is (A) “tax-exempt use” property within the meaning of Section 168(h) of the Code, (B) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, or (C) subject to the alternative depreciation system within the meaning of Section 168(g) of the Code;
(xiii)    no power of attorney is currently in effect, and no Tax ruling has been requested of any Governmental Authority with respect to any Tax matter, relating to any Acquired Company;
(xiv)    no Acquired Company is a party to any Tax-sharing agreement, or has any liability for Taxes of any other Person; and
(xv)    the applicable Acquired Companies are and have been in material compliance with the Assistance Agreement with the State of Connecticut regarding corporate Tax credits (the “Assistance Agreement”). The Assistance Agreement (i) has not been modified or amended since its execution, (ii) constitutes the valid and binding obligation of the relevant Acquired Company that is a party thereto and, to the Knowledge of Seller, the State of Connecticut, and (iii) is in full force and effect in all material respects.
(b)    The representations and warranties set forth in Section 3.17(a) are the Seller’s sole and exclusive representations and warranties regarding Tax matters.
Section 3.18    Brokers. Except for Marathon Capital, LLC, the fees and expenses of which shall be the sole responsibility of Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, either of the Acquired Companies or any Affiliate thereof.
Section 3.19    Intercompany Obligations. Except for this Agreement, no obligations, Contracts or other liabilities exist between any Acquired Company, on the one hand, and the Seller or any of its Affiliates (other than the Acquired Companies), on the other hand, that will continue in effect subsequent to the Closing.
Section 3.20    Credit Support. Section 3.20 of the Disclosure Schedules sets forth (a) a list of all of the credit support, including, without limitation, guarantees, letters of credit, bonds or cash (i) posted as of the date of this Agreement with any third party for the benefit of either of the Acquired Companies by Seller or any of its Affiliates (other than the Acquired Companies) or any third party, (ii) posted as of the date of this Agreement by either of the Acquired Companies for the benefit of any third party or (iii) posted as of the date of this Agreement with any of the Acquired Companies by any third party and (b) the name of any Contract under which any credit support described in the foregoing clause (a) is posted. None of the Acquired Companies, Seller or any other Affiliate of Seller that has posted such credit support is in breach, violation or default (or would be in breach, violation or default but for the giving of notice or the existence of a cure period) of any such credit support or the underlying Contract in any material respect, and none of the Acquired Companies, Seller or such other Affiliate has received written, or to the Knowledge of Seller, oral notice of any Claim (including relating to availability) against it with respect to such credit support or underlying Contract.
Section 3.21    Parent Guarantee. Concurrently with the execution and delivery of this Agreement, Parent has delivered to Buyer the Parent Guarantee, dated as of the date hereof, in favor of Buyer. The Parent Guarantee is in full force and effect and constitutes (assuming the due execution of this Agreement by the Parties) a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent under the Parent Guarantee.
Section 3.22    Regulatory.
(a)    PRE meets the requirements for, and has filed a self-certification with FERC or been found by FERC to be, a Qualified Facility within the meaning of PURPA.
(b)    PRE (a) has received authorization from FERC to sell electric energy, capacity and ancillary services at market-based rates under a filed tariff in a final order no longer subject to rehearing or appeal, (b) has been granted such waivers and blanket authorizations (including blanket authorization to issue securities and to assume liabilities under Section 204 of the Federal Power Act, as amended, and Part 34 of FERC’s regulations) as are customarily granted to entities with market-based rate authority and (c) is in compliance in all material respects with FERC’s regulations applicable to entities with market-based rate authority.
(c)    PRE is not a “holding company” within the meaning of PUHCA, and no Acquired Company is a “service company” within the meaning of the FERC regulations implementing PUHCA. Except for regulation under the Federal Power Act or PUHCA, neither of the Acquired Companies is subject to regulation as a public utility, public-utility company or public service company (or any similar designation) by any Governmental Authority responsible for electric utility rate making.

(d)    The Facility is in material compliance with all NERC Reliability Standards, ISO-NE rules, regulations and requirements, PURPA rules, regulations and requirements and NEPOOL rules, regulations and requirements.
(e)    The Facility is in full compliance with its Capacity Supply Obligations (as defined by ISO-NE).
Section 3.23    Confidential Information Protection. The Acquired Companies have taken commercially reasonable steps to protect and preserve the confidentiality of all trade secrets and other confidential or non-public information of the Acquired Companies or provided by any third party to the Acquired Companies (“Target Group Confidential Information”), including the adoption of policies for the secure handling of Target Group Confidential Information. To the Knowledge of Seller (but without any investigation as to its or the Acquired Companies’ computer systems), the Acquired Companies have not experienced any breach of security or otherwise unauthorized access by third parties to the Target Group Confidential Information in the possession, custody or control of the Acquired Companies.
Section 3.24    Critical Asset and Critical Cyber Asset Compliance. To the extent required by applicable Law, and in the manner prescribed by NERC pursuant to the Critical Infrastructure Protection Standards, the Seller has assessed the Acquired Companies and the Facility and none of the Assets of the Acquired Companies constitute Critical Assets with associated Critical Cyber Assets pursuant to Critical Infrastructure Protection Standard CIP-002-3.
Section 3.25    Bank Accounts. Section 3.25 of the Disclosure Schedules contains a true and correct list of the names of all banks and other financial institutions in which any Acquired Company currently has an account, deposit or safe deposit box, along with the account numbers and the names of all Persons holding check signing or withdrawal power or access thereto or control thereunder.
Section 3.26    Books and Records. The Books and Records have been kept and maintained in all material respects as required by applicable Laws, and contain true, correct and complete copies of the governing documents, material meetings and consents in lieu of meetings of the members or managers of each Acquired Company, and such records accurately reflect in all material respects all transactions referred to in such minutes and consents.
Section 3.27    Indebtedness. Except as set forth in Section 3.27 of the Disclosure Schedules, none of the Acquired Companies has any Indebtedness.
Section 3.28    Hedging. Except as set forth in Section 3.28 of the Disclosure Schedules, none of the Acquired Companies has executed any physical or financial electricity hedge contracts, currency or interest rate hedge contracts, exchange-traded futures or options transactions, over-the-counter transactions or derivatives thereof, interest rate swap agreements, trades or similar transactions.
Section 3.29    Accuracy of Information. The representations and warranties given by Seller in this Agreement or any certificate, document or other instrument delivered by Seller hereunder, do not contain any untrue statement of material fact, nor to the Knowledge of Seller, do they omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading, taken as a whole.
Section 3.30    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Seller, the Acquired Companies or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or any Acquired Company, including any representation or warranty as to the accuracy or completeness of any information regarding any Acquired Company furnished or Made Available to Buyer and its Representatives (including any information, documents or material Made Available to Buyer or furnished to Buyer in management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Acquired Companies, or any representation or warranty arising from statute or otherwise in law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller as follows:
Section 4.1    Organization and Authority of Buyer. Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Transaction Document to which Buyer is a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document shall constitute a legal and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.2    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.2 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except (i) for such filings as may be required under the HSR Act, (ii) for such filings with and approvals from FERC, (iii) as set forth in Section 4.2 of the Disclosure Schedules, and (iv) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices the absence of which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
Section 4.3    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate thereof.
Section 4.4    Sufficiency of Funds. Buyer will have at Closing cash on hand or other sources of immediately available funds to enable it to make payment of the cash portion of the Closing Payment and consummate the transactions contemplated by this Agreement.
Section 4.5    Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 4.6    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of each Acquired Company, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and each Acquired Company for such purpose. Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III (including the related portions of the Disclosure Schedules), and (b) none of Seller, the Acquired Companies or any other Person has made any representation or warranty as to Seller, any Acquired Company or this Agreement, except as expressly set forth in Article III.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause each Acquired Company to (a) conduct its business in the ordinary course of business consistent with Past Practice and Good Industry Practices, and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Acquired Companies and to preserve the rights, franchises, goodwill and relationships of its personnel, customers, lenders, suppliers, regulators and others having business relationships with the Acquired Companies. From the date hereof until the Closing Date, except for the actions set forth in Section 5.1 of the Disclosure Schedules, and except as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not cause or permit any Acquired Company to take any action that would cause any of the changes, events or conditions described in Section 3.8(b) through Section 3.8(aa) to occur. Seller shall promptly and, in any case no later than thirty (30) days after the date hereof, follow the turbine generator manufacturer’s recommendation to ensure that appropriate lubrication fluid has been installed in the turbine generator at the Facility, so as to minimize wear on the gear connecting the turbine and generator.
Section 5.2    Access to Information. From the date hereof until the Closing, Seller shall, and shall cause each Acquired Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Assets books and records, Contracts and other documents and data related to each Acquired Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to each Acquired Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and each Acquired Company to cooperate with Buyer in its investigation of the Acquired Companies; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of any Acquired Company. All requests by Buyer for access pursuant to this Section 5.2 shall be submitted or directed exclusively to Daniel Antal or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor any Acquired Company shall be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. In addition, Seller shall provide Buyer for the period commencing on the date of this Agreement until the Closing or the earlier termination of this Agreement with a conference room, cubicles or other suitable space located at the Facility, on a rent-free basis, for use by up to four Representatives of Buyer during normal business hours or otherwise. In addition, prior to Closing, at Buyer’s sole expense, Buyer shall be permitted to install and test remote terminal units and to locate certain information technology assets at the Facility in preparation of such installation and testing. Prior to the Closing, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, Buyer shall not contact any suppliers to, or customers of, any Acquired Company and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property without the consent of Seller, which consent shall not be unreasonably withheld or delayed. Buyer and Seller agree that during the Interim Period, at the sole expense of Buyer, Seller shall permit designated Representatives of Buyer, including an engineer retained by Buyer, to regularly observe, in the presence of personnel of Seller and at Buyer’s reasonable discretion, all business and operations of Seller that occur at the Facility and operation thereof, and to observe key discussions and communications with third parties (including Governmental Authorities) relating specifically to the Facility; provided, however, that any such observations shall be conducted in such a manner as not to interfere unreasonably with the operation of the Facility and to be in compliance with customary safety and confidentiality protocol. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.2. From the date hereof until the Closing, Seller shall provide Buyer with financial statements, operating reports, project schedules and timelines and management reports for the Acquired Companies and the Facility in the form, and at the times, historically prepared by the Seller and its Affiliates in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, to the extent not already provided or Made Available to Buyer, Seller shall promptly, and in any case not later than five (5) days following delivery to the counterparty, deliver to Buyer copies of all notices, financial statements, reports, and other material correspondence or items delivered to any counterparty under any Material Contract.
Section 5.3    Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2 have been satisfied.
Section 5.4    Resignations. Seller shall deliver to Buyer written resignations in form and substance reasonably satisfactory to Buyer, effective as of the Closing Date, of all of the officers, directors and managers of each Acquired Company, including those set forth on Section 5.4 of the Disclosure Schedules at or prior to the Closing.
Section 5.5    Confidentiality. Buyer acknowledges and agrees that the Mutual Nondisclosure Agreement between Buyer and Leidos Constructors, LLC dated September 2, 2014 (the “NDA”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of NDA, information provided to Buyer pursuant to this Agreement. Effective upon, and only upon, the Closing, the NDA shall terminate with respect to confidential information relating solely to the Acquired Companies; provided, however, from and after the Closing Seller will hold, and will cause its Affiliates and Representatives to hold, in strict confidence from any other Person all information and documents relating to the Facility and the Acquired Companies, except any information or document (i) that is publicly available other than as a result of Seller’s breach of this Section 5.5, (ii) that is required to be disclosed pursuant to applicable Law or Governmental Order, or (iii) whose disclosure is reasonably necessary for Seller to exercise its rights or perform its covenants and obligations under this Agreement or any other Transaction Document. If this Agreement is, for any reason, terminated prior to the Closing, the NDA and the provisions of the first sentence of this Section 5.5 shall nonetheless continue in full force and effect.
Section 5.6    Governmental Approvals and Other Third-Party Consents.
(bb)    Each Party shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with each other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each Party agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act. Additionally, each Party agrees to make an appropriate filing pursuant to Section 203 of the FPA for the approval by FERC with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the FPA.
(cc)    Notwithstanding anything in this Section 5.6 or elsewhere in this Agreement to the contrary, neither Buyer nor any of its Affiliates shall be required to (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or to hold separate, or (B) proffer, propose, negotiate, offer to effect or consent, commit or agree to any sale, divestiture, lease, licensing, transfer, disposal, divestment or other encumbrance of, or to hold separate, in each case before or after the Closing, any assets, licenses, operations, rights, businesses or interests of Buyer or any of its Affiliates or of the Acquired Companies, or (ii) take or agree to take any other action, or agree or consent to any limitations or restrictions on the freedom of action with respect to, or its ability to own, retain or make changes in, any assets, licenses, operations, rights, businesses or interests of Buyer or any of its Affiliates or of the Acquired Companies.
(dd)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Acquired Companies with Governmental Authorities in the ordinary course of business consistent with past practice, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party or Parties hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give reasonable advance notice to each other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(ee)    Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.5 and Section 4.2 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any material consideration therefor to any third party from whom consent or approval is requested.
Section 5.7    Books and Records.
(i)    In order to facilitate the resolution of any claims made by or against Seller or any of its Affiliates, or for any other reasonable purpose (including claims currently pending by Leidos Constructors, LLC against Outotec North America, for a period of seven (7) years after the Closing, Buyer and PRE shall:
(xvi)    retain the books and records (including personnel files) of the Acquired Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Acquired Companies;
(xvii)    upon reasonable notice, subject to Section 5.7(c), afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records; and
(xviii)    cooperate reasonably with Seller in the provision to Seller and its Representatives of other relevant information regarding the Facility and reasonable access to the Facility and its personnel.
(j)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer or any Acquired Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:
(i)    retain the books and records (including personnel files) of Seller which relate to the Acquired Companies and their operations for periods prior to the Closing; and
(ii)    upon reasonable notice, subject to Section 5.7(c), afford the Representatives of Buyer or any Acquired Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.
(k)    Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 5.7 where such access would violate any Law.
(l)    Following the Closing, Seller will reasonably cooperate with Buyer with the preparation of historical audited financial statements prior to the Closing for the Acquired Companies (including the opinion of a nationally recognized independent certified public accountant) in form and substance as required by applicable securities Laws. Seller consents, and will provide to the Buyer any further documentation required to evidence such consent, to Buyer using the past auditors of Seller to audit such period and provide any attestation, representation letter or similar cooperation necessary as a result of Seller’s ownership of Acquired Companies prior to the Closing. Any reasonable out-of-pocket third-party costs incurred by Seller or any of its Affiliates in complying with Seller’s obligations under this Section 5.7(d) shall be promptly reimbursed by Buyer following delivery to Buyer of written request therefor together with copies of receipts, invoices or other evidence thereof.
(m)    The Data Room shall remain accessible to Buyer and its Representatives from the date hereof until the expiration of six (6) months after the Closing Date. Upon request, Seller shall provide Buyer with up to ten (10) CD-ROM copies of the data room.
Section 5.8    Closing Conditions. From the date hereof until the Closing, each Party shall, and Seller shall cause each Acquired Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI.
Section 5.9    Public Announcements. Unless otherwise required by applicable Law or securities exchange (based upon the reasonable advice of counsel), no Party to this Agreement shall, nor shall it cause or permit any Affiliate to, make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of each Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.
Section 5.10    Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
Section 5.11    Transfer Taxes. All transfer, documentary, sales, use, excise, stamp, registration, value added and other such Taxes, assessments, duties, fees, and other similar types of charges, including any penalties and interest (collectively, the “Transfer Taxes”), incurred in connection with this Agreement or any prior transaction (including any real property Transfer Tax, controlling interest Transfer Tax or other similar Tax) shall be borne solely by Seller. Seller shall timely file any Tax Return or other document with respect to such Transfer Taxes (and the other Parties shall cooperate with respect thereto as reasonably necessary).
Section 5.12    Tax Covenants.
(d)    In General.
(xix)    Following the Closing, except to the extent required by applicable Law, Buyer, shall not, nor shall it cause or permit any Acquired Company to, amend any Tax Return of any Acquired Company with respect to any Pre-Closing Tax Period or Straddle Tax Period without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed if such amendment would not result in any new or additional Tax liability to, loss of Tax benefits or attributes to, or otherwise negatively impact, Seller or any of its Affiliates.

(xx)    Any Tax refund or the amount of any Tax credit that is received by any Acquired Company, Buyer, or any of their Affiliates and that relates to any Pre-Closing Tax Period or to the pre-Closing portion of any Straddle Tax Period shall be paid over to Seller within fifteen (15) days after such Party’s receipt thereof or entitlement thereto.
(e)    Seller Tax Liability for Pre-Closing Portion of Straddle Tax Periods. For purposes of this Section 5.12, whenever it is necessary to determine the Liability for Taxes of Seller for any Straddle Tax Period, the Taxes for which Seller shall be liable shall be deemed to be:
(iii)    in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes) of any item, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and
(iv)    in the case of franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy, imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or other Taxes not described in Section 5.12(b)(i), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.
(f)    Tax Returns.
(i)    Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Acquired Company after the Closing Date with respect to any Pre-Closing Tax Period. Buyer shall timely file or shall cause each Acquired Company (as applicable) to timely file any such Tax Returns and pay all Taxes shown as due thereon.
(ii)    Buyer shall prepare, or cause to be prepared all Tax Returns of each Acquired Company (as applicable) for any Straddle Tax Periods. Such Tax Returns shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and supporting documentation) for review and approval at least forty-five (45) days prior to the due date (including extensions) of such Tax Returns. Buyer shall make such revisions to such Tax Returns as may be reasonably requested by Seller. Buyer shall timely file or shall cause each Acquired Company (as applicable) to timely file any such Tax Returns and pay all Taxes shown as due thereon. Seller shall reimburse Buyer for Seller’s share of the Taxes due for any Straddle Tax Period of each Acquired Company shown on such Tax Returns, as determined in accordance with Section 5.12(b) within ten (10) days after Buyer’s delivery to Seller of a copy of the applicable filed Tax Return in respect of such

Straddle Tax Period and Buyer’s request for such reimbursement, which request shall include a calculation of Seller’s share of such Taxes, as determined in accordance with Section 5.12(b).
(g)    Tax Contest.
(i)    Buyer shall promptly give written notice to Seller of the proposed assessment or commencement of any Tax audit or administrative or judicial or other Tax proceeding or of any demand or claim (a “Tax Contest”) on any Acquired Company with respect to any Pre-Closing Tax Period or Straddle Tax Period. Such notice shall contain factual information describing the Tax Contest in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax Contest.
(ii)    In the case of a Tax Contest that relates to any Pre-Closing Tax Period of any Acquired Company, Seller shall have the sole right, at its expense, to direct and control, through counsel of its own choosing, the conduct of such Tax Contest. If Seller elects to direct and control any such Tax Contest, Seller shall within thirty (30) days of receipt of the notice of the Tax Contest notify Buyer of its intent to do so, and Buyer shall cooperate and shall cause each Acquired Company (as applicable) to fully cooperate, at Seller’s expense, in each phase of such Tax Contest. If Seller elects not to control the conduct of such Tax Contest, Buyer or any Acquired Company (as applicable) may assume control of such Tax Contest, at Buyer’s sole expense. However, in such case, (A) Seller shall have the right to participate jointly (but not control) with Buyer at its sole cost and expense in the conduct of such Tax Contest, (B) in any event, Buyer shall keep Seller reasonably informed with respect to the conduct of such Tax Contest, including providing copies of any correspondence with the applicable Governmental Authority, and (C) neither Buyer nor any Acquired Company may settle or compromise any asserted Tax liability without the prior written consent of Seller.
(iii)    In the case of a Tax Contest that relates to any Straddle Tax Period, Seller may elect to direct and control, through counsel of its own choosing, the conduct of such Tax Contest. If Seller elects to direct and control any such Tax Contest, Seller shall within thirty (30) days of receipt of the notice of the Tax Contest notify Buyer of its intent to do so, and Buyer shall cooperate and shall cause each Acquired Company (as applicable) to fully cooperate, at Seller’s expense, in each phase of such Tax Contest. If Seller elects not to direct such Tax Contest, Buyer or any Acquired Company (as applicable) may assume control of such Tax Contest, at Buyer’s sole expense. However, in such case, neither Buyer nor any Acquired Company may settle or compromise any asserted liability without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. In any event, Buyer shall keep Seller reasonably informed with respect to the conduct of such Tax Contest, including providing copies of any correspondence with the applicable Governmental Authority, and Seller may participate, at its own expense, in the Tax Contest.

(h)    Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 5.12 or in connection with any Tax Contest. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities.
(i)    Conduct Affecting Pre-Closing Taxes. Except as otherwise required by applicable Law or with the written consent of Seller, Buyer covenants and agrees that it shall not, nor shall it cause any Acquired Company or any other Affiliate to, file any claim for a Tax refund, change any method of Tax accounting, settle or compromise any federal, state, local or foreign Tax liability regarding any Acquired Company, or make or change any Tax election with respect to any Acquired Company for any Pre-Closing Tax Period or for any Straddle Tax Period, in each case that may result in any increased Tax liability of, or loss of Tax benefits or attributes by, Seller or by any Acquired Company in respect of any Pre-Closing Tax Period or for the portion of any Straddle Tax Period for which Seller is liable for Taxes pursuant to Section 5.12(b).
(j)    State Tax Credits. If any State of Connecticut Tax credits are awarded to any of the Acquired Companies prior to Closing, no such tax credits will be used, transferred or sold by such Acquired Company before Closing and shall be solely for the account of the Acquired Companies and, subject to completion of the Closing, Buyer.
Section 5.13    1603 Cash Grant.
(j)    Buyer represents and warrants to Seller that Buyer is a Qualified Person.
(k)    During the portion of the Recapture Period that follows the Closing Date:
(i)    Buyer shall, and shall cause each Acquired Company to, remain a Qualified Person;
(ii)    Neither Buyer nor any Acquired Company (as applicable) shall assign or transfer the LRE Membership Interest, the PRE Holdings Membership Interest, the PRE Membership Interest, or the Facility, or cause or permit the LRE Membership Interest, the PRE Holdings Membership Interest, the PRE Membership Interest, or the Facility to be assigned or transferred, directly or indirectly to any Person other than a Qualified Person;
(iii)    Buyer shall not, nor shall Buyer cause or permit any Acquired Company or any direct or indirect assignee or transferee of the LRE Membership Interest, the PRE Holdings Membership Interest, the PRE Membership Interest, or the Facility to, become a Person other than a Qualified Person;
(iv)    Buyer shall cause any transferee or assignee of the Facility permitted under this Section 5.13 to enter into a written agreement to be jointly liable with PRE for any Recapture Event; and

(v)    any transfer or assignment of a direct or indirect interest in any Person or in the Facility in violation of this Section 5.13 shall be void ab initio and have no force or effect.
(l)    During the portion of the Recapture Period that follows the Closing Date, for as long as the Facility is operated during such period of time, Buyer shall, and shall cause each Acquired Company and any direct or indirect assignee or transferee of the LRE Membership Interest, the PRE Holdings Membership Interest, the PRE Membership Interest, or the Facility to, operate the Facility as an “open-loop biomass” facility in accordance with Section 1603 of the ARRA and related Treasury guidance, with no less than 100% of the electricity being produced from biomass (other than auxiliary fuel for start-up and stabilization) as described in Section 1603 of the ARRA and related Treasury guidance.
(m)    Buyer shall cause to be timely filed all reports related to Section 1603 of the ARRA due after the Closing Date and shall provide Seller with a draft of such reports for Seller’s review and approval (not to be unreasonably withheld or delayed) no later than thirty (30) days prior to the due date of such reports. During the portion of the Recapture Period that follows the Closing Date, Buyer agrees that any owner (including an owner for purposes of the ARRA and/or federal income Tax) of the Facility for Federal income tax purposes shall be at all times a Qualified Person. During the portion of the Recapture Period that follows the Closing Date, Buyer shall notify Seller in writing of any assignment or transfer of a direct or indirect interest in Buyer, PRE, PRE Holdings or LRE (other than an interest that is owned entirely through a Higher Tier Owner), or any assignment or transfer of the Facility, within five (5) Business Days after its occurrence, which notice shall include reasonable details thereof so as to permit Seller to confirm that such assignment or transfer would not trigger a Recapture Event. During the portion of the Recapture Period that follows the Closing Date, Buyer shall (i) cause PRE to remain an entity disregarded as being separate from its owner for federal income Tax purposes, and (ii) not cause or permit PRE to be dissolved, liquidated, wound up or terminated (provided that such prohibition shall not restrict the change of PRE’s domicile to a different U.S. state so long as such change does not entail the termination of PRE as a legal entity).
(n)    For purposes of this Section 5.13, (i) any interest in an entity (which includes the LRE Membership Interest, the PRE Holdings Membership Interest and the PRE Membership Interest) or property shall be interpreted broadly and shall include any portion of such interest and include an equity or profits interest, (ii) any assignment or transfer shall be interpreted broadly and shall include any assignment, transfer or other disposition for ARRA or federal income Tax purposes (including the entering into a lease that is treated as a disposition, such as a capital lease), and (iii) the terms assignee and transferee shall be interpreted broadly and shall include any actual, nominal, or beneficial holder.
(o)    Following the Closing, subject to the applicable provisions of Article VII, including any limitations contained therein, Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all Tax liabilities or other Losses incurred or sustained by, or imposed upon, any Seller Indemnified Party based upon or arising out of any breach by Buyer of any of its covenants, representations or warranties in the foregoing provisions of this Section 5.13.
Section 5.14    Casualty.
(a)    If any material part of the Facility is damaged or destroyed by casualty loss or other event or circumstance during the Interim Period (a “Casualty Loss”), Seller shall deliver to Buyer, no later than thirty (30) days following such event, notice thereof and, to the extent reasonably possible within such time period, the Independent Engineer’s good faith and reasonable estimate of the cost of restoring such damaged or destroyed part of the Facility to a condition reasonably comparable to its condition immediately prior to such Casualty Loss (the “Restoration Cost”).
(b)    If the Restoration Cost does not exceed $11,250,000, prior to Closing, Seller shall, or shall cause PRE to, in either case at Seller’s sole cost and expense, repair such Casualty Loss to bring the Facility to a condition reasonably comparable to its prior condition consistent with Good Industry Practices. There shall be no reduction in the amount of the Purchase Price in respect thereof.
(c)    If the Restoration Cost is greater than $11,250,000, (a “Major Casualty Loss”), within sixty (60) days after the date of the occurrence of such Material Casualty Loss, Buyer may elect, by written notice to Seller, to terminate this Agreement without further liability to any Party hereunder; provided, that if such sixty (60) day period extends beyond the Drop Dead Date, then the Drop Dead Date may be extended by Buyer until the end of such sixty (60) day period.
(d)    Repairs to be conducted by Seller or PRE to remedy a Casualty Loss pursuant to Section 5.14(b) shall not extend the Drop Dead Date as long as such repairs can reasonably be completed by the Drop Dead Date. If any such repairs cannot reasonably be completed by the Drop Dead Date, then at Seller’s or Buyer’s election and written notice to the other, the Drop Dead Date may be extended by up to thirty (30) days to permit the completion of such repairs.
(e)    Nothing in this Section 5.14 shall limit any of Buyer’s remedies under this Agreement to the extent that a Casualty Loss has had or could reasonably be expected to have a Material Adverse Effect.
(f)    In the case of Section 5.14(b), (i) any insurance proceeds obtained by Seller or any Acquired Company, either before or after Closing, in respect of such Material Casualty Loss shall be for the sole account of Seller and shall not be taken into account in the calculation of the Net Adjustment Amount; (ii) following the Closing, Buyer shall, and shall cause PRE to, cooperate reasonably with Seller with respect to the pursuit of any insurance claim of any Acquired Company with respect to such Casualty Loss; (iii) such cooperation shall include any insurance claim that is pending as of the Closing Date or any insurance claim that Seller requests Buyer to cause PRE to pursue following the Closing Date under insurance policies that existed on or before the Closing Date; and (iv) to the extent any

Acquired Company or Buyer receives any proceeds from any such insurance claim after the Closing Date, Buyer shall promptly pay such proceeds to Seller.
Section 5.15    Title Insurance Policy; Survey.
(c)    At Closing, Seller shall deliver to Buyer an extended coverage ALTA Form 2006 owner’s policy of title insurance issued by First American Title Insurance Company (“Title Company”), or an unconditional commitment of the Title Company to issue the same, effective as of the Closing, naming the applicable Acquired Company as the insured, in an amount reasonably required by Buyer, but not to exceed the Base Price, as finally adjusted in accordance with Section 2.4, insuring good and marketable title to the Owned Real Property (expressly including all easements and licenses for waterlines, transmission lines or access or otherwise benefitting the Owned Real Property and other appurtenances thereto), subject only to Permitted Encumbrances and the pre-printed terms and conditions contained in such title insurance policies cover (but with all standard exceptions deleted, such as gap exception, parties in possession exception, mechanics liens exception, unrecorded instruments exception, survey exceptions and assessments exception) and including such customary endorsements as Buyer may reasonably request, including modified leasehold endorsement for insured easement interests, gap endorsement, owners comprehensive endorsement, encroachment endorsement, contiguity endorsement (including as to all easement rights), “same as” survey endorsement, location endorsement, access endorsement, subdivision endorsement, tax parcel endorsement, utility access endorsement, zoning 3.1 endorsement, and non-imputation endorsement (the “Owner’s Policy”).
(d)    At Closing, Buyer shall deliver to Seller an ALTA extended lender’s policy of title insurance issued by Title Company, or an unconditional commitment of the Title Company to issue the same, in the full original principal amount of the Note, effective as of the Closing, insuring Parent that the Mortgage is a valid first lien on the Owned Real Property, subject only to the Permitted Encumbrances and the usual printed exceptions and exclusions contained in such title insurance policies and any other Encumbrances or matters not arising by, through or under Buyer, and including such customary endorsements as Parent may require (the “Lender’s Policy”, and together with the Owner’s Policy, the “Title Policies”).
(e)    Not less than thirty (30) days prior to the Closing Date, Seller shall deliver a current survey (“As Built Survey”) of all of the Owned Real Property and all Real Property for easements and licenses for waterlines, transmission lines or access or otherwise benefitting the Owned Real Property (i) prepared by Bock & Clark Corporation, (ii) prepared in accordance with ALTA/ACSM 2011 minimum standard detail requirements, including all Table A items, except contours (item 5), including showing the location of all as built Assets (including all off-site water lines and transmission lines benefitting the Owned Real Property) and all easements and other Encumbrances affecting any Assets and will also include an elevation certificate for any parcel included in the Owned Real Property that is in a flood hazard zone or flood plain, (iii) containing a surveyor’s certificate naming the applicable Acquired Company, Buyer, Seller, Parent and Title Company and (iv) reflecting such other matters required by the Title Company in order to issue the Title Policies or as reasonably required by Buyer or Seller.
(f)    The costs of the Title Policies, customary title insurance endorsements and escrow fees payable to Title Company, the As Built Survey and recording and filing fees, but excluding any Transfer Taxes (the “Shared Costs”), shall be shared equally by Seller and Buyer. At Closing, the Parties will enter into mutually acceptable escrow instructions to the Title Company for the issuance of the Owner’s Title Policy and Lender’s Policy.
Section 5.16    Environmental Attributes. To the extent that any Environmental Attributes are in any manner created, generated, designated, calculated, or assigned to Seller or any of its Affiliates based upon the operation of the Facility prior to the Closing Date, Seller, on behalf of itself and such Affiliates, acknowledges that such Environmental Attributes are Assets. If Seller or any of its Affiliates has any ownership interest in such Environmental Attributes, Seller agrees to, and to cause its applicable Affiliates to, take all measures necessary to transfer such Environmental Attributes (to the extent they are transferable) to the Acquired Companies.
Section 5.17    No Solicitation; Alternative Transactions. During the Interim Period, neither the Seller nor any Acquired Company shall, and the Seller shall cause its Affiliates and Representatives not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than any Party or any Affiliate, associate or designee of any Party) concerning any proposal for the sale, merger, combination, joint venture or other transaction involving all or any part of the business and properties of the Acquired Companies, other than providing information in connection with the transaction contemplated hereby in accordance with the terms hereof. In addition, during the Interim Period, neither the Seller nor any Acquired Company shall, and the Seller shall cause its Affiliates and Representatives not to, directly or indirectly, (a) except to the extent required by applicable Law or this Agreement, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort by any person or entity to consummate any such transaction described above or (b) agree in writing or otherwise to do any of the items described above.
Section 5.18    Support Obligations. With respect to each guaranty, letter of credit, indemnity, performance or surety bond, lien structure or similar credit support arrangement issued by or for the account of any Acquired Company listed in Section 3.20 of the Disclosure Schedules (collectively, the “Support Obligations”), Seller shall keep all such Support Obligations in place until termination of the Note.
Section 5.19    Encumbrances; Indebtedness. On or prior to the Closing Date, Seller shall cause (a) all Indebtedness, (b) all amounts owing from any Acquired Company to Seller or any of its other Affiliates, (c) all retention or similar agreements, (d) all Encumbrances on the Membership Interests and (e) all Encumbrances (other than Permitted Encumbrances) on any of the Assets to be paid, settled, discharged, cancelled and/or released in form and substance reasonably satisfactory to Buyer.
Section 5.20    Seller Liability for Bonus Payments. At any time following Closing, Buyer may cause PRE to terminate the Services Contract. Regardless of the timing of such termination, Seller shall be liable for, and shall either directly pay to Bluewater when due, or shall reimburse

PRE, for any and all amounts owed to Bluewater under the Services Contract with respect to services rendered to PRE under the Services Contract through and including the Closing Date, including any pension or benefit payments, severance payments and any bonus or similar contingent compensation accrued through and including the Closing Date, and in no event shall any such payment obligation be considered part of the Current Liabilities of PRE.
Section 5.21    Cooperation Regarding U.S. EPA. Between the date hereof and the Closing Date, Seller shall, and shall cause PRE to, cooperate reasonably with Buyer with respect to Buyer’s confirmation of the status of the matters referred to in the U.S. EPA letter referred to in Section 3.15(g), including undertaking reasonable best efforts to have PRE enter into an access agreement, deed restriction and any other required document that provide access to U.S. EPA personnel and contractors to the Facility.
Section 5.22    Letters of Credit Under the Assistance Agreement. Prior to the Closing, Seller shall (a) deposit with the State of Connecticut the Letters of Credit (as defined in the Assistance Agreement) required under Section 2.16 of the Assistance Agreement, which Letters of Credit shall be in form and substance, and from the bank or banks, required under the Assistance Agreement, and shall be maintained in place by Seller after the Closing pursuant to the LOC Indemnity Agreement or (b) deliver to Buyer an amendment duly executed by the State of Connecticut amending the Assistance Agreement to remove Section 2.16 from the Assistance Agreement and all other related provisions relating to the delivery of such Letters of Credit.  If Seller is unable to obtain the amendment referred to in the foregoing clause (b) by the Closing Date and deposits the Letters of Credit pursuant to the foregoing clause (a), Seller may continue to pursue such amendment after the Closing Date, provided that any such resulting amendment does not affect PRE’s rights or benefits under the Assistance Agreement.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1    Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)    The approval of the transactions contemplated herein by FERC under Section 203 of the FPA shall have been received in form and substance reasonably acceptable to Seller and Buyer.
(c)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d)    Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities and other Persons referred to in Section 5.6(d) and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities and other Persons referred to in Section 5.6(d), in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.
Section 6.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(l)    The representations and warranties of Seller contained in Article III that are not qualified by “material”, “materially”, “Material Adverse Effect”, “material adverse effect” or similar qualification or standard shall be true and correct in all material respects at and as of the Closing Date as of made on the Closing Date (except to the extent expressly made as of another date, in which case as of such other date).
(m)    The representations and warranties of Seller contained in Articles III of this Agreement that are qualified by “material”, “materially”, “Material Adverse Effect”, “material adverse effect” or similar qualification or standard shall be true and correct in all respects at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of another date, in which case as of such other date).
(n)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(o)    Buyer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) has been satisfied.
(p)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the managers and members of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
(q)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder.
(r)    Buyer shall have received estoppel certificates with respect to each Material Contract set forth in Section 6.2(g) of the Disclosure Schedules, executed by the applicable counterparty, and in such form as shall be reasonably required by Buyer.

(s)    Buyer shall have received a written report, in form and substance reasonably acceptable to Buyer, of PRE’s successful completion of the engineering test as set forth in Section 6.2(h) of the Disclosure Schedules.
(t)    Seller shall have delivered, or caused to be delivered, to Buyer a duly executed assignment instrument in form and substance reasonably acceptable to Buyer for the sale, assignment and transfer of the LRE Membership Interest to Buyer.
(u)    Seller shall have extinguished, discharged, and/or paid the Intercompany Debt in full.
(v)    No Material Adverse Effect shall have occurred.
(w)    Seller shall have delivered to Buyer a binding, legally enforceable written consent order from the Connecticut Department of Energy and Environmental Protection, in form and substance reasonably satisfactory to Buyer, with respect to environmental matters affecting the Facility, including the items set forth in Section 6.2(l) of the Disclosure Schedules (the “Consent Order”).
(x)    The capital expenditures described in Section 6.2(m) of the Disclosure Schedules (without duplication of Parts A and B thereof) shall have been completed in accordance with Good Industry Practices.
(y)    The Owner’s Policy shall have been issued by the Title Company or the Title Company shall have unconditionally committed to issue the Owner’s Policy.
(z)    The Facility shall be in good operating condition and repair (ordinary wear and tear excepted) and shall have run for at least seventy-two (72) consecutive hours immediately prior to and through Closing.
(aa)    The Facility shall have at least 7,700 tons of useable Biomass Fuel on site at Closing.
(bb)    No outage of the Facility shall have occurred and be continuing.
(cc)    (i) Neither Seller nor any Acquired Company shall have received notice from the State of Connecticut that the Assistance Agreement (A) has been terminated or cancelled or is otherwise not in full force and effect, or (B) has been modified or amended so as to reduce or limit any anticipated right or benefit to any Acquired Company thereunder, and (ii) Seller shall have provided Buyer with confirmation, in form and substance reasonably acceptable to Buyer, from the State of Connecticut that the Assistance Agreement is in full force and effect (with the Parties agreeing that any Tax credit received by or for the benefit of any Acquired Company under the Assistance Agreement between the date hereof and the Closing Date shall constitute such confirmation).
(dd)    Buyer shall have received evidence, in form and substance reasonably satisfactory to Buyer, of the following: (i) The Performance Audit (as defined in the Assistance Agreement) for 2014 shall have been completed, (ii) such Performance Audit shall have indicated that the Project Investment Audit requirements set forth in the Assistance Agreement have been satisfied; and (iii) the full amount of Tax credits for 2014 have been allowed (with the Parties agreeing that any payment of such full amount of Tax credits to or for the benefit of any Acquired Company under the Assistance Agreement between the date hereof and the Closing Date shall constitute confirmation of such allowance).
(ee)    No Law or Governmental Order that shall have the effect of reducing the Tax credits to which PRE may be entitled under the Assistance Agreement shall have been proposed, presented, introduced, enacted, issued, promulgated, enforced or entered.
(ff)    The Facility shall have all Permits, including all Environmental Permits, necessary or required for the ownership, operation and maintenance of the Facility as it is operated on the date hereof and on the Closing Date.
(gg)    The Facility’s capacity rating with ISO-NE as of the Closing Date shall be at least 35.2 MW.
(hh)    Buyer shall have received (pursuant to its own arrangements and at its own cost) an ASTM E 1527-05 Phase I environmental site assessment prepared for the Assets delivered no earlier than thirty (30) days prior to the Closing (the “Phase I Environmental Assessment”), a copy of which Buyer shall promptly provide to Seller, which Phase I Environmental Assessment shall be in form and substance reasonably satisfactory to Buyer and shall not identify any issues which, in Buyer’s sole and reasonable opinion, do not merit further investigation, including a Phase II assessment, or any remedial work.
Section 6.3    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(d)    The representations and warranties of Buyer contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
(e)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(f)    Seller shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) has been satisfied.
(g)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the managers and members of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
(h)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.
(i)    Buyer shall have delivered to Seller cash in the amount specified in Section 2.3(a)(i) by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by Seller in a written notice to Buyer.
(j)    Buyer shall have delivered to Seller the Credit Agreement, the Note, the Security Agreement and the Mortgage, each duly executed by PRE.
(k)    Buyer shall have delivered to Seller the Pledge Agreement, duly executed by PRE Holdings and PRE.
(l)    The Lender’s Policy shall have been issued by the Title Company or the Title Company shall have unconditionally committed to issue the Lender’s Policy.
(m)    Seller shall have approved (acting reasonably) the technical solution and associated cost with respect to any work required to satisfy the obligations set forth in the Consent Order.
ARTICLE VII
INDEMNIFICATION
Section 7.1    Survival. Subject to the limitations and other provisions of this Agreement and except for fraud, intentional misrepresentation or willful misconduct, the representations and warranties of (a) Seller contained in Article III and all Claims with respect thereto shall survive Closing until the date that is eighteen (18) months from the Closing Date and (b) Buyer contained in Article IV and all Claims with respect thereto shall terminate on the date that is eighteen (18) months from the Closing Date, except that (i) the Seller Specified Representations, (ii) the Buyer Specified Representations and (iii) all Claims with respect to clauses (i) and (ii) above shall survive Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitation giving effect to any extensions thereof. All of the covenants and agreements of the Parties contained in this Agreement which, by their terms, are to be performed or complied with in their entirety at or prior to the Closing, and all Claims with respect thereto, shall survive Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitation giving effect to any extensions thereof. All of the covenants and agreements of the Parties contained in this Agreement which, by their terms, are to be performed or complied with in whole or in part following the Closing, and all Claims with respect thereto, shall survive Closing for the period (A) provided in such covenants and agreements, if any, or until fully performed in accordance with their respective terms plus (B) an additional sixty (60) days. All of the Special Indemnification Matters, and all Claims with respect thereto, shall survive until the date which is the later of (x) the third anniversary of the Closing Date or (y) the first anniversary of the date on which all obligations of any Acquired Company under the Consent Order have been fully performed. Notwithstanding the foregoing, any claims asserted in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.
Section 7.2    Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify Buyer and its Affiliates (including, after the Closing, the Acquired Companies) and Representatives, and all heirs, executors, personal representatives, successors and assigns of the foregoing (collectively, the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:
(n)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;
(o)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;
(p)    any Special Indemnification Matters; or
(q)    any Taxes of or with respect to the Acquired Companies or their Assets or operations with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date; provided, however, that any Tax liability, or portion thereof (including any Recapture Event contemplated by Section 5.13), shall not constitute a liability of Seller under this Section 7.2(d) to the extent the same is caused by Buyer’s breach of any provision of Section 5.13.
Section 7.3    Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify Seller and its Affiliates (which would include, following any foreclosure by Seller under the Pledge Agreement, PRE) and Representatives, and all heirs, executors, personal representatives, successors and assigns of the foregoing (collectively, the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Party based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.
Section 7.4    Certain Limitations. The Buyer Indemnified Party or Seller Indemnified Party making a claim under this Article VII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying

Party”. The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:
(ff)    The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.2(a) or Section 7.3(a), as the case may be, (i) until the aggregate amount of all Losses for which indemnification is sought under Section 7.2(a) or Section 7.3(a) exceeds an amount equal to zero point seven five percent (0.75%) of the Base Price, as finally adjusted in accordance with Section 2.4, (the “Deductible”), at which time the Indemnifying Party shall only be liable for indemnification under Section 7.2(a) or Section 7.3(a) for Losses in excess of the Deductible. Notwithstanding the foregoing, the Deductible shall not apply to any claim for indemnification under Section 7.2(a) or Section 7.3(a) with respect to fraud, intentional misrepresentation or willful misconduct, and to any inaccuracy in or breach of any representation or warranty contained in the Seller Specified Representations, the Buyer Specified Representations or the representations and warranties set forth in Section 3.15, as applicable.
(gg)    The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a) or Section 7.3(a) as the case may be, shall not exceed an amount equal to twelve and one-half percent (12.5%) of the Base Price, as finally adjusted in accordance with Section 2.4; provided, however, that such limitation shall not apply to any claim for indemnification under Section 7.2(a) or Section 7.3(a) with respect to fraud, intentional misrepresentation or willful misconduct, and to any inaccuracy in or breach of any representation or warranty contained in the Seller Specified Representations or the Buyer Specified Representations, as applicable.
(hh)    The aggregate amount of all Losses for Special Indemnification Matters for which Seller shall be liable pursuant to Section 7.2(c) shall not exceed an amount equal to $35,000,000.
(ii)    Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Losses shall be limited to the net amount of any Losses that remains after deducting therefrom any insurance proceeds (net of any costs of collection, deductible, retroactive premium adjustment, reasonably foreseeable premium increases, reimbursement obligation or other out-of-pocket costs directly related to the insurance claim in respect of Losses) and/or any indemnity, contribution or other similar payment (net of any costs or expenses) actually received by the Indemnified Party or any of its Affiliates from any Person other than the Indemnifying Party with respect to the matter in respect of which the indemnification claim under Section 7.2 or Section 7.3 was made. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses. To the extent a Buyer Indemnified Party receives any such net insurance proceeds or any such indemnity, contribution or other similar payment from any Person other than Seller after Seller has satisfied its indemnification obligations under Section 7.2 with respect to a claim by a Buyer Indemnified Party, Buyer shall, or shall cause such Buyer Indemnified Party (if not Buyer) to, pay to Seller an amount equal to the lesser of (i) the full amount of the indemnification payment made by the Buyer Indemnified Party in respect of such claim or (ii) the full amount of such net insurance proceeds and/or such indemnity, contribution or other similar payment received by such Buyer Indemnified Party or Affiliate thereof. To the extent a Seller Indemnified Party receives any such net insurance proceeds or any such indemnity, contribution or other similar payment from any Person other than Buyer after Buyer has satisfied its indemnification obligations under Section 7.2 with respect to a claim by a Seller Indemnified Party, Seller shall, or shall cause such Seller Indemnified Party (if not Seller) to, pay to Buyer an amount equal to the lesser of (i) the full amount of the indemnification payment made by the Seller Indemnified Party in respect of such claim or (ii) the full amount of such net insurance proceeds and/or such indemnity, contribution or other similar payment received by such Seller Indemnified Party or Affiliate thereof.
(jj)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages; provided, however, that the foregoing shall not apply to Claims brought by any third party.
(kk)    Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Losses.
(ll)    Anything to the contrary in this Agreement notwithstanding, (i) Seller shall have no right to seek contribution from any Acquired Company with respect to all or any part of any of the Seller’s indemnification obligations under this Article VII, and (ii) for the purpose of determining the amount of the Losses resulting from a breach or inaccuracy of a representation, warranty, or covenant of Buyer or Seller, any “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation, warranty or covenant giving rise to the claim of indemnity hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).
(mm)    The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach.
(nn)    Payments due to Buyer Indemnified Parties under this Article VII may be accomplished in whole or in part, at the option of the Buyer Indemnified Parties, by the Buyer Indemnified Parties setting off any amount owed to Seller or its Affiliates by Buyer or its Affiliates (including the Acquired Companies) under this Agreement, but excluding any amount owing by Buyer or any of its Affiliates (including the Acquired Companies) under the Credit Agreement, the Note, the Mortgage, the Pledge Agreement or the Security Agreement. To the extent setoff is made by the Buyer Indemnified Parties in satisfaction or partial satisfaction of an indemnity obligation under this Article VII that is disputed by Seller, the Buyer Indemnified Parties shall place the disputed set off amount into an escrow account with a nationally recognized escrow agent pursuant to an escrow agreement agreed by the Parties and upon settlement of the applicable claim or claims or a subsequent determination by judgment, as applicable, that all or a portion of such indemnity obligation was not owed to the Buyer Indemnified Parties, the Buyer Indemnified Parties shall cause such escrow agent to pay Seller the amount that was set off and not owed together with interest from the date of setoff until the date of such payment.
Section 7.5    Indemnification Procedures.
(n)    Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice by the Indemnified Party shall, to the extent practicable, describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s cost and expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that such Claim does not involve (i) a conflict of interest between the Indemnifying Party or its selected counsel, on the one hand, and the Indemnified Party, on the other hand, (ii) any defenses that the Indemnified Party could make in good faith that the Indemnifying Party could not make in good faith or otherwise under applicable Law or rules of professional conduct, (iii) any request by the Third Party for an injunction (whether temporary or permanent) or other remedy in equity which if successful could reasonably be expected to adversely affect the business, assets or operations of Buyer or its Affiliates (including the Acquired Companies). In the event that the Indemnifying Party is permitted to assume the defense of any Third-Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.5)

records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket costs and expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(o)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(p)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 7.6    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 7.7    Exclusive Remedies. Subject to Section 9.11 and except for fraud, intentional misrepresentation or willful misconduct, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, and any and all claims relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing and except for fraud, intentional misrepresentation or willful misconduct, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, and any and all claims relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, including any Environmental Laws, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.11.
Section 7.8    Special Indemnification Procedures.
(a)    Notwithstanding anything in Sections 7.5(a) or Section 7.5(b) to the contrary, Buyer and the Acquired Companies shall manage all Claims and Losses relating to Special Indemnification Matters (“Special Indemnification Work”). Buyer will take all such actions as it determines are reasonably necessary to resolve the Special Indemnification Work, including but not limited to filing or amending Permit applications, installing additional equipment, negotiating and entering into settlement or other binding agreements, and reporting, investigating, remediating, and correcting circumstances and conditions; provided, however, that any such settlement or other agreement for which Seller shall have indemnification liability under this Article VII shall be subject to Seller’s prior written approval, not to be unreasonably withheld, conditioned or delayed.
(b)    Buyer will keep Seller apprised of the progress and performance of the Special Indemnification Work, and will promptly provide Seller with copies of all draft and final environmental reports, studies, surveys, test data and reports, assessments, cost estimates, correspondence (either received by, or generated on behalf of, the Buyer) and all other information available to it relating to the Special Indemnification Work. Buyer will provide Seller with five (5) Business Days’ prior written notice to review and comment in advance on any work plans, investigations and other environmental remediation activities, and shall incorporate all reasonable comments of Seller in such final submissions.
(c)    Buyer will permit Seller to attend pre-scheduled phone calls and meetings with Governmental Authorities or other third parties, and to visit and inspect the property, in a manner that will not cause unreasonable interference with the Buyer’s operations.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(r)    by the mutual written consent of Seller and Buyer;
(s)    by Buyer by written notice to Seller if:
(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by the Drop Dead Date; or
(ii)    any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(t)    by Seller by written notice to Buyer if:
(vi)    Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or
(vii)    any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(u)    by Buyer or Seller by written notice to the other in the event that:
(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 8.2    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:
(c)    as set forth in Section 5.5, this Article VIII and Article IX; and
(d)    that nothing herein shall relieve any Party from liability for any intentional, willful and material breach of any provision hereof.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Expenses. Except as otherwise expressly provided herein (including Section 5.11), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Parties shall be jointly responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and the FPA.
Section 9.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):
If to Seller:    Leidos Engineering, LLC
11951 Freedom Drive, 7th Floor
Reston, Virginia 20190
Facsimile:    (703) 787-7688
E-mail:     daniel.j.antal@leidos.com
Attention:    Legal Department
with a copy to:    Snell & Wilmer, L.L.P.
400 E. Van Buren
Phoenix, AZ 85004
Facsimile:    602-382-6239
E-mail: gstevens@swlaw.com
Attention:    Garth D. Stevens
If to Buyer:    Greenleaf Power Consolidated, LLC
2600 Capital Avenue
Sacramento, CA 95816
Facsimile:    916-520-1725
E-mail:     hsmith@greenleaf-power.com
Attention:    Hugh W. Smith, President

with a copy to:    Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202-5306
Facsimile:    414-297-4900
E-mail:     jallen@foley.com
Attention:    Jason W. Allen
Section 9.3    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 9.4    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 9.5    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 9.6    Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 9.7    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or delegate or cause to be assumed any of its obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No permitted assignment, delegation or assumption shall relieve the Party effectuating the same of any of its obligations hereunder. Notwithstanding the foregoing, (i) Buyer may assign all of its rights and obligations hereunder to any of its Affiliates; provided, that no such assignment will release Buyer from any liabilities or obligations hereunder, and (ii) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purposes of financing or refinancing, or by way of assignments, transfers, conveyances or dispositions in lieu thereof; provided, however, that no such assignment or disposition shall relieve or in any way discharge Buyer or such assignee from the performance of its duties and obligations under this Agreement. Seller agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder so long as Seller’s rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.
Section 9.8    No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.9    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 9.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(g)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).
(h)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER

DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(i)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10(c).
Section 9.11    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 9.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 9.13    Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
Seller:
LEIDOS ENGINEERING, LLC
By: /s/ Michael P. Pasqua
Name: Michael P. Pasqua
Title: Executive Vice President
Buyer:
GREENLEAF POWER CONSOLIDATED, LLC
By: /s/ Robert Pennington
Name: Robert Pennington
Title: Chief Financial Officer
PRE:
PLAINFIELD RENEWABLE ENERGY, LLC
By: /s/ Michael P. Pasqua
Name: Michael P. Pasqua
Title: Manager